Exhibit 99.5

Full Year Results 2021

CONSOLIDATED STATEMENT OF PROFIT AND LOSS

For the year-ended 31 December 2021

		Year-ended	Year-ended
		31 December 2021	31 December 2020
	Note	$M	$M
REVENUE	5	941.1	892.9
Cost of revenues	8	(149.5)	(196.0)

GROSS PROFIT		791.6	696.9

Sales and marketing		(179.8)	(134.7)
Research and development		(79.8)	(86.1)
General and administrative		(137.4)	(140.7)
Total operating costs	9	(397.0)	(361.5)

OPERATING PROFIT		394.6	335.4

Net gain on disposal of a business operation	16	47.0	-

Interest income	11	0.2	0.4
Interest expense	11	(26.8)	(35.5)
Other finance income and expense (net)	11	35.3	(64.0)
PROFIT BEFORE TAX		450.3	236.3

Income tax	13	(101.9)	(66.7)

PROFIT FOR THE FINANCIAL YEAR		348.4	169.6

Earnings per share (EPS; in $ per share):
Basic EPS	14	0.34	0.17
Diluted EPS	14	0.34	0.16

The accompanying notes form an integral part of these financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the year-ended 31 December 2021

		Year-ended	Year-ended
		31 December 2021	31 December 2020
		$M	$M
Profit for the financial year		348.4	169.6

Other comprehensive (losses)/gains:

Items that will not be reclassified subsequently to profit or loss:
-	Changes in the fair value of equity instruments at fair value through other comprehensive income (net of tax)	(1.0)	-
-	Remeasurement gain on defined benefit plan (net of tax)	0.5	-

Items that may be reclassified subsequently to profit or loss:
-	Translation differences	(1.1)	1.9

Total other comprehensive (losses)/gains		(1.6)	1.9
Comprehensive income for the year		346.8	171.5

The accompanying notes form an integral part of these financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at 31 December 2021

Company registered number: 07118170		31 December 2021	31 December 2020
	Note	$M	$M
ASSETS
Current assets
Cash and cash equivalents	17	429.0	175.4
Trade and other receivables	18	53.4	63.0
Capitalised contract costs	19	34.2	35.0
Prepaid expenses		9.9	10.3
Tax receivables	13	5.3	5.2
Other financial assets	28	5.7	0.3
		537.5	289.2
Non-current assets
Property, plant and equipment	20	32.4	41.2
Right-of-use assets	21	48.0	56.4
Intangible assets	22	122.0	127.7
Deferred tax assets	13	141.7	174.6
Other financial assets	28	8.0	0.8
Capitalised contract costs	19	2.4	2.8
Prepaid expenses		0.4	0.5
Goodwill	23	2,003.6	1,991.3
		2,358.5	2,395.3
TOTAL ASSETS		2,896.0	2,684.5

SHAREHOLDERS’ EQUITY AND LIABILITIES
Current liabilities
Trade and other payables	24	79.8	63.2
Lease liabilities	21	7.0	7.0
Provisions	25	26.4	27.7
Income tax liability	13	11.8	1.3
Deferred revenue	26	468.6	458.8
Term loan	27	41.0	64.6
Other financial liabilities	28	-	0.4
		634.6	623.0
Non-current liabilities
Lease liabilities	21	45.5	57.5
Provisions	25	1.4	0.6
Deferred revenues	26	35.0	37.7
Term loan	27	744.9	769.4
Other non-current liabilities		-	0.7
Deferred tax liability	13	0.3	0.3
		827.1	866.2
Shareholders’ equity
Share capital	30	139.8	138.6
Share premium, statutory and other reserves	30, 31	416.9	374.8
Translation differences		2.1	3.2
Retained earnings		875.5	678.7
Equity attributable to equity holders of the parent		1,434.3	1,195.3
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		2,896.0	2,684.5

As described in Note 13, deferred tax liability of $21.7m (2020: $22.5m) is offset against deferred tax asset in the Consolidated Statement of Financial Position. Comparative information for the year ended 31 December 2020 were adjusted accordingly.

The accompanying notes form an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the year-ended 31 December 2021

			Share			Equity
			premium,			attributable
			statutory and			to equity	Non-
		Share	other	Translation	Retained	holders of	controlling	Total
		capital	reserves	differences	earnings	the parent	interests	equity
	Note	$M	$M	$M	$M	$M	$M	$M
At 31 December 2019		136.0	280.7	1.3	698.9	1,116.9	7.5	1,124.4
Result of the year		-	-	-	169.6	169.6	-	169.6
Other comprehensive income		-	-	1.9	-	1.9	-	1.9
Comprehensive income for the year		-	-	1.9	169.6	171.5	-	171.5
Other movements		-	-	-	0.9	0.9	-	0.9
Transactions with NCI - Purchase of interest		-	-	-	(57.3)	(57.3)	(7.5)	(64.8)
Transactions with NCI – De- recognition of put liability		-	55.7	-	0.6	56.3	-	56.3
Transfer of share-based payments to retained earnings	31	-	(15.4)	-	15.4	-	-	-
Share-based payments	33	-	21.8	-	-	21.8	-	21.8
Issuance of shares under share-based payments plans	30	2.6	32.0	-	(0.6)	34.0	-	34.0
Share-based payments tax		-	-	-	5.9	5.9	-	5.9
Cash dividend	32	-	-	-	(154.7)	(154.7)	-	(154.7)
At 31 December 2020		138.6	374.8	3.2	678.7	1,195.3	-	1,195.3
Result of the year		-	-	-	348.4	348.4	-	348.4
Other comprehensive income		-	-	(1.1)	(0.5)	(1.6)	-	(1.6)
Comprehensive income for the year		-	-	(1.1)	347.9	346.8	-	346.8
Other movements		-	-	-	(0.4)	(0.4)	-	(0.4)
Transfer of share-based payments to retained earnings	31	-	(14.1)	-	14.1	-	-	-
Share-based payments	33	-	46.0	-	-	46.0	-	46.0
Issuance of shares under share-based payments plans	30	1.2	10.2	-	(0.7)	10.7	-	10.7
Share-based payments tax		-	-	-	0.9	0.9	-	0.9
Cash dividend	32	-	-	-	(165.0)	(165.0)	-	(165.0)
At 31 December 2021		139.8	416.9	2.1	875.5	1,434.3	-	1,434.3

The accompanying notes form an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
For the year-ended 31 December 2021

		Year-ended	Year-ended
		31 December 2021	31 December 2020
	Note	$M	$M
Cash flows from operating activities
Profit for the financial year		348.4	169.6
Non-cash adjustments to reconcile profit to net cash flows:
Income tax	13	101.9	66.7
Depreciation	12	19.0	19.7
Amortisation	12	25.2	67.9
Impairment		5.6	2.8
Gain on disposal of a business operation	16	(47.0)	-
Movement of provisions and allowances		(1.1)	14.5
Interest income	11	(0.2)	(0.4)
Interest expense, changes of fair values of derivatives and other non-cash financial expense	11	26.8	29.7
Shares granted to employees	33	46.0	21.9
Effect of exchange rate changes on cash and cash equivalents held in foreign currencies		10.4	(3.0)
Unrealised foreign exchange gains and losses and other non-cash transactions	11	(38.7)	72.0

Working capital adjustments:
(Increase)/decrease in trade and other receivables		7.6	14.7
(Increase)/decrease in inventories		0.1	0.8
Increase/(decrease) in trade and other payables		19.9	2.4
Increase in deferred revenues	26	7.3	29.2
Income tax paid		(61.8)	(52.0)
Net cash flows from operating activities		469.4	456.5

Cash flows from investing activities
Acquisition of property and equipment	20	(9.0)	(12.4)
Acquisition of intangible assets	22	(4.3)	(2.7)
Investment in subsidiary, net of cash acquired	15	(49.5)	-
Settlement of contingent consideration		(0.7)	(4.7)
Proceeds from sale of a business operation, net of cash disposed	16	62.4	3.0
Interest received		0.2	0.4
Net cash used in investing activities		(0.9)	(16.4)
Cash flows from financing activities
Transaction with NCI, net of fees		-	(64.8)
Exercise of options	30	10.7	34.0
Dividend paid	32	(165.0)	(154.7)
Repayment of borrowings	27	(31.3)	(261.9)
Proceeds from borrowings	27	6.6	-
Transaction costs related to borrowings	27	(2.7)	-
Interest paid	27	(14.3)	(27.5)
Lease payments interest	21	(1.8)	(2.1)
Lease payments principal	21	(6.8)	(7.2)
Net cash used in financing activities		(204.6)	(484.2)

Net increase/(decrease) in cash and cash equivalents		264.0	(44.2)
Effect of exchange rate changes on cash and cash equivalents		(10.4)	3.0
held in foreign currencies
Cash and cash equivalents at beginning of period	17	175.4	216.6
Cash and cash equivalents at end of period		429.0	175.4

The accompanying notes form an integral part of these financial statements.

1. GENERAL INFORMATION

Avast plc, together with its subsidiaries (collectively, ‘Avast’, ‘the Group’ or ‘the Company’), is a leading global cybersecurity provider. Avast plc is a public limited company incorporated and domiciled in the UK, and registered under the laws of England & Wales under company number 07118170 with its registered address at 110 High Holborn, London WC1V 6JS. The ordinary shares of Avast plc are admitted to the premium listing segment of the Official List of the UK Financial Conduct Authority and trade on the London Stock Exchange plc’s main market for listed securities.

These results do not comprise statutory accounts within the meaning of section 435 of the Companies Act 2006. The consolidated financial statements for the year ended 31 December 2021 have been audited with an unqualified report that did not contain an emphasis of matter referenced or a statement under section 498(2) or (3) of the Companies Act 2006.

The consolidated financial statements of the Group for the year ended 31 December 2021 were approved by the Board of Directors on 24 February 2022 and have not yet been delivered to the registrar.

2. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in preparing the historical financial information are set out below. These accounting policies have been consistently applied in all material respects to all periods presented except for the changes described in Note 4.

Basis of preparation

The audited consolidated financial statements of the Group for the year ended 31 December 2021 have been prepared in accordance with international accounting standards in conformity with the requirements of the international financial reporting standards as issued by the IASB.

The consolidated financial statements have been prepared on a historical cost basis and are presented in US dollars. All values are rounded to the nearest 0.1 million ($’m), except where otherwise indicated.

The Group uses the direct method of consolidation, under which the financial statements are translated directly into the presentation currency of the Group, the US dollar (‘USD’). The consolidation of a subsidiary begins when the Group obtains control over the subsidiary, and continues to be consolidated until the date when such control ceases. All intra-group balances, transactions, unrealised gains and losses resulting from intra-group transactions and dividends are eliminated in full on consolidation.

Going concern

The directors have considered that the recommended merger with NortonLifeLock Inc. (“NortonLifeLock”) represents the most significant event impacting the company in the period to 30 June 2023 (‘the going concern period’). In forming their view on the going concern of the Group, the Directors have considered two scenarios, being where the merger does not proceed and the Group continues to operate as in prior years (‘Standalone Scenario’) and the scenario where the recommended merger proceeds as expected (‘Combined Company Scenario’).

Standalone Scenario

The directors have reviewed management’s detailed going concern review and analysis of the accounts and considers that the Group has adequate resources to continue business during the going concern period.

Group’s financial covenants

The Group’s Term Loan Credit Agreement includes a single financial covenant that is triggered at any time $35m or more is outstanding under the revolving credit agreement as at 30 June or 31 December. The Group must maintain, on a consolidated basis, a leverage ratio (set as a ratio of Consolidated First Lien Net Debt to Consolidated EBITDA which is adjusted for amortisation and depreciation, non-cash expenses such as share-based payments, the effects of business combination accounting and other non-cash items) less than 6.5x when $35m or more is outstanding. This covenant is tested quarterly at such time as it is in effect. In line with our budget, the Total Net First Lien Leverage Ratio remains materially lower than 6.5x during the period under review. The ratio was 0.7x at 31 December 2021 and there is no reason to believe that the Group would have any material risk against the ceiling of 6.5x. As of 31 December 2021, the $40m committed under the revolving credit facility was undrawn (see Note 27).

Reverse stress testing

In undertaking the going concern assessment, Directors have reviewed the latest budget and forecast of the Group through 30 June 2023, including projected billings and cash flows. Cash flow projections have been subject to reverse stress testing, which assessed the potential impact of an extreme scenario whereby billings from the Consumer Direct desktop business contracted drastically without any mitigating action by management. The covenant would be breached only if Consumer Direct desktop billings declined more than 70% YoY in the period through 30 June 2023.

Our business remains resilient because:

-	Cash collection is strong and bad debt risk is limited as clients typically pay for services up front

-	Flexible cost base – a significant portion of the Group’s costs are discretionary in nature

-	The deferred revenue balance is growing (deferred revenue up +1.4% vs YE 2020) supporting attractive future revenue growth and good future revenue visibility. The deferred revenue balance as of 31 December 2021 of $503.6m includes $468.6m to be released into revenue in the following 12 months

-	We continuously monitor and invest into market needs. In FY 2021 Avast continued its strong investment in technology capability and innovation demonstrated by the launch its new innovative integrated solution Avast One to support mid-term growth

The Directors continue to carefully monitor the impact of the COVID-19 pandemic, and its impact on the macroeconomic environment, on the operations of the Group and have a range of possible mitigating actions, which could be implemented in the event of a downturn of the business.

In preparing the Consolidated Financial Statements management has considered the impact of climate change. These considerations did not have a material impact on the financial reporting judgements and estimates, consistent with the assessment that climate change is not expected to have a significant impact on the Group’s going concern assessment to June 2023.

Combined Company Scenario

The directors have specifically considered the impact of the potential merger on their going concern conclusion. The directors were engaged with NortonLifeLock through the process of recommending the merger and agree there is a sound strategic rationale for the merger to proceed. In assessing whether the Group will continue to be a going concern in this scenario, the directors have specifically considered the following key factors;

-	The merger is expected to be complementary to both parties, with Avast benefitting from NortonLifeLock’s scale, strength in identity and broad-based adoption of its Norton 360 platform. In addition, the directors noted that the Combined Company expects to have a dual Headquarters with one in Prague, Czech Republic.

-	The directors have made inquiries of NortonLifeLock to understand their intentions for the Combined Company and whether there were any risks which were significant enough to impact going concern.

-	The Quantified Financial Benefits Statement and opinions received from various advisors during the merger and have an expectation for the merger to be accretive to standalone Avast’s planned performance.

-	The directors are satisfied that Avast’s Term Loan does not have a change of control clause which would be triggered in the event of the merger completing.

-	The merger is expected to be primarily debt financed, with the Combined Company having over $8 billion of debt, disclosed publicly and secured with lenders. The directors are satisfied that the majority of this debt is long term with most repayments due in 2027 and subsequent years. The directors also note that as at 31 December 2021 NortonLifeLock had a cash balance of $1.8 billion and there is a $1.5 billion undrawn revolving credit facility (‘RCF’) available to the Combined Company in the event of a liquidity shortfall.

-	The covenant identified in relation to the Term Loans. The directors and management have made reasonable inquiries of NortonLifeLock to understand whether there are risks in relation to available covenant headroom. The directors have reviewed public filings made by NortonLifeLock including results for the quarter ended 31 December 2021 and are satisfied that the covenant risk is sufficiently low.

-	The directors have considered the risk of a delay in synergies materialising and noted these to not impact their conclusion of going concern.

On the basis of the above considerations in both Standalone and Combined Company scenarios, the Directors have a reasonable expectation that the Group will have adequate resources to continue in business for the period to 30 June 2023 and therefore continue to adopt the going concern basis in preparing the financial statements.

Impact of COVID-19 on financial statements at 31 December 2021

In light of the impact of COVID-19, management have considered the impact on accounting policies, judgements and estimates. In particular, on the expected credit loss, where customers have been reviewed for potential increased level of risk. There has been no material specific impairment against the Group’s receivables recorded as of 31 December 2021.

On 31 December 2021, the Group tested goodwill and intangible assets for impairment and considered uncertainty caused by COVID-19. No significant adjustment to Group’s accounting estimates has been deemed necessary, considering also the fact that the headroom of market capitalisation over net assets is significant. There is no reason to believe that impairment would be required. See Note 23 for further details of the impairment test.

Impact of proposed Merger with NortonLifeLock Inc.

On 10 August 2021 the boards of NortonLifeLock Inc. (“NortonLifeLock”) and Avast announced that they have reached agreement on the terms of a recommended Merger of Avast with NortonLifeLock, in the form of a recommended offer by Nitro Bidco Limited (“Bidco”), a wholly owned subsidiary of NortonLifeLock, for the entire issued and to be issued ordinary share capital of the Company (the “Merger”). As set out in the announcement pursuant to Rule 2.7 of the City Code on Takeovers and Mergers (“Code”), the boards of NortonLifeLock and Avast believe the Merger has compelling strategic logic and represents an attractive opportunity to create a new, industry leading consumer Cyber Safety business, leveraging the established brands, technical expertise and innovation of both groups to deliver substantial benefits to consumers, shareholders and other stakeholders.

The Combined Company is expected to unlock significant value creation through cost synergies, providing additional upside potential from new reinvestment capacity for innovation and growth following completion of the Merger, a substantial portion of which would come from headcount reductions, in addition to other initiatives in systems & infrastructure and contracts & shared services. NortonLifeLock intends to fully observe the existing contractual and statutory employment rights of all Avast management and employees and does not intend to make any material changes to the conditions of employment of the employees or management of the Avast Group.

NortonLifeLock also values the investment that Avast has made in its technology and the infrastructure and expertise in place within the Avast Group to create, maintain and enhance existing product offerings and intends to retain Avast’s R&D capabilities in the Czech Republic. The Combined Company expects to maintain a significant presence in the Czech Republic, including across R&D, commercial and general and administrative functions, the level of which will be reviewed in the first year following completion of the Merger, taking into account Avast’s current management plans.

The acceleration of the vesting (and any incremental increase in the fair value of the awards) has been recognised prospectively from the date of modification to the expected completion date of the Merger. In total, these modifications increased the share-based payment charge for the year by $2.2m in relation to Performance Stock Units (PSUs) and $4.0m in relation to Restricted Stock Units (RSUs) (see Note 33 for scheme details).

No other modifications or adjustments to accounting judgements and estimates have been made to reflect the proposed Merger.

Revenue recognition

Revenue is measured based on the fair value of consideration specified in the contract with a customer, and excludes taxes and duty. The Group recognises the revenue when it transfers control over a product and service to a customer. Each contract is evaluated to determine whether the Group is the principal in the revenue arrangements.

Revenues from individual products and services are aggregated into the following categories:

Consumer

Direct

The principal revenue stream of the Group is derived from the sale of its software and related services for desktop and mobile which protect users’ security, online privacy and device performance. Licence agreements with customers include a pre-defined subscription period during which the customer is entitled to the usage of the products, including updates of the software. The typical length of a subscription period is 1, 12, 24, or 36 months. Antivirus software requires frequent updates to keep the software current in order for it to be beneficial to the customer and the customer is therefore required to use the updated software during the licence period. This provides evidence that the licence grants the right to access the software over time and therefore revenue is recognised evenly over the term of the licence. The software licence, together with the unspecified updates, form a single distinct performance obligation.

The Group mainly sells software licences through direct sales (mainly through e-commerce services providers including Digital River) to customers. However, the Group also sells a small portion through indirect sales via the Group’s retailers and resellers.

Deferred revenue represents the contract liability arising from contracts with customers. The portion of deferred revenues that will be recognised as revenue in the 12 months following the balance sheet date is classified as current, and the remaining balance is classified as non-current. Deferred revenue also materially represents the transaction price, relating to sales of software licences, that is allocated to future performance obligations.

The Group uses a practical expedient not to adjust the promised amount of consideration for the effects of a significant financing component if the Group expects, at contract inception, that the period between when the Group transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

When the Group concludes that it has control over the provided product or service before that product or service is transferred to the customer, the Group acts as principal, and revenues for satisfying the performance obligations are recognised on a gross basis (before deduction of resellers’ commissions, payment provider fees and the third party costs). Otherwise revenues are recognised on a net basis.

The Group accounts for sales of products through e-commerce partners on a gross basis before the deduction of the e-commerce partners' commissions and fees. The Group’s e-commerce service providers fulfil administrative functions, such as collecting payment and remitting any required sales tax. The Group’s e-commerce service providers collect the fees and transfer cash payments to the Group on a monthly basis within 30 days after the end of the month with respect to which payment is being made. The Group sets the retail list prices and has control over the licences before transferring them to the customer.

The Group also sells subscription software licences through an e-shop directly to end customers in cooperation with certain payment gateways providers. Revenue from sales through the e-shop are accounted for on a gross basis before the deduction of payment gateways fees. The Group sets the final retail prices and fully controls the revenue arrangement with the end customers.

The Group reduces revenue for estimated sales returns. End users may return the Group’s products, subject to varying limitations, through resellers or to the Group directly for refund within a reasonably short period from the date of purchase. The Group estimates and records provisions for sales returns based on historical experience. The amount of such provisions is not material.

Indirect

Consumer indirect revenues arise from several products and distribution arrangements that represent the monetisation of the user base. These arrangements are accounted for on a net basis in an amount corresponding to the fee the Group receives from the monetisation arrangement. The contracted partner in the arrangement is the customer rather than the end user. The most significant sources of revenues are:

●	Google – The Group has a distribution arrangement with Google Ireland Limited (‘Google’) pursuant to which the Group is paid fees in connection with the Group’s offers to users of Google Chrome. The Group recognises revenue from Google in full in the month they are earned as the Group has no subsequent performance obligations after the date of sale.

●	Secure Browsing – The Group’s Secure browser earns the Group a share of advertising revenue generated by end user search activity. Revenue is recognised immediately as the Group has no performance obligation after the date of sale.

●	Advertising – Other Consumer Indirect derived revenues comprise advertising fees and product fees. Advertising fees are earned through advertising arrangements the Group has with third parties whereby the third party is obligated to pay the Group a portion of the revenue they earn from advertisements to the Group’s end users. Amounts earned are reflected as revenue in the month the advertisement is delivered to the end user. The Group also receives product fees earned through arrangements with third parties, whereby the Group incorporates the content and functionality of the third party into the Group’s product offerings. Fees earned during a period are based on the number of active clients with the installed third-party content or functionality multiplied by the applicable client fee.

Location Labs, LLC (‘Location Labs’) provided mobile security solutions that partner with Mobile Network Operators (‘MNOs’) providing locator, phone controls and drive safe products to their customers. Once the product was developed by Avast based on the MNO’s requirements, the product was then sold to the end customer via the MNO’s subscription plans. The revenues generated by these arrangements were based on revenue share percentages as stated in the MNO agreements. Revenue was recognised on a net basis, after deduction of partners` commissions, based on the delivery of monthly services to the end customers of the MNOs. Avast had no control of the product and no discretion to set the final prices. On 16 April 2021, the Group sold this portfolio of mobile parental controls services (‘Family Safety mobile business’).

Small and Medium-sized Business (SMB)

SMB includes subscription revenue targeted at small and medium-sized businesses. Revenue is generated from the sale of security software and other IT managed solutions through online channels, resellers and distributors partners. Revenues from sales are recognised on a gross basis, before deduction of the payment gateways fees.

Cost of revenues

Expenses directly connected with the sale of products and the provision of services, e.g. commissions, payments and other fees and third party licence costs related to the subscription software licences, are recognised as cost of revenues (see Note 8).

Capitalised contract costs

The Group pays commissions, third party licence costs and payment fees to resellers and payment providers for selling the subscription software licences to end customers. Capitalised contract costs are amortised over the licence period and recognised in the cost of revenues. Capitalised contract costs are subject to an impairment assessment at the end of each reporting period. Impairment losses are recognised in profit or loss.

Taxes

Current income tax assets and liabilities recognised are the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the country where the Group operates and generates taxable income.

Deferred tax is recognised for all temporary differences, except:

●	where the deferred tax arises from the initial recognition of goodwill (taxable temporary differences only) or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

●	in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised to the extent that it is probable that taxable profits will be available, whereby the deductible temporary differences and the carry forward of unused tax credits and unused tax losses, can be utilised.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date for the respective tax jurisdiction.

Deferred tax items are recognised outside of profit and loss in the same way as the related underlying transaction, either in other comprehensive income or directly in equity. Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Foreign currency translation

The Group’s historical financial information is presented in US dollars (USD or $). The functional currencies of all Group entities are presented in the table below. Each entity in the Group (including branch offices not representing incorporated entities) determines its own functional currency, and items included in the financial statements of each entity are measured using that functional currency. For the purposes of inclusion in the historical financial information, the statement of financial position of entities with non-USD functional currencies are translated into USD at the exchange rates prevailing at the balance sheet date and the income statements are translated at the average exchange rate for each month of the relevant year. The resulting net translation difference is recorded in other comprehensive income.

The functional currencies of the Group’s main entities are as follows:

Company or branch	Functional
currency
Avast plc	USD
Avast Holding B.V.	USD
Avast Software B.V.	USD
Avast Software s.r.o.	USD
Avast Software, Inc.	USD
Avast Deutschland GmbH	EUR
AVG Technologies UK Limited	GBP
AVG Technologies USA, LLC	USD
FileHippo s.r.o.	CZK
INLOOPX s.r.o.	EUR
Piriform Group Limited	GBP
Piriform Limited	GBP
Piriform Software Limited	GBP
Piriform, Inc.	USD
Privax Limited	USD
TrackOFF, Inc.	USD

Transactions in foreign currencies are initially recorded by the Group entities at their respective functional currency rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are recalculated at the functional currency spot rate of exchange valid at the reporting date. All differences are recorded in the Consolidated Statement of Profit and Loss as finance income and expenses.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred measured at acquisition date fair value and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in Administrative expenses.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. If the business combination is achieved in stages, any previously held equity interest is remeasured at its acquisition date fair value and any resulting gain or loss is recognised in profit or loss. It is then considered in the determination of goodwill.

Any contingent consideration to be transferred will be recognised at fair value at the acquisition date. Contingent consideration is measured at fair value with changes in fair value recognised in profit or loss. Contingent consideration that is classified as equity is not remeasured and subsequent settlement is accounted for within equity.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests, and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognised at the acquisition date. During the measurement period, which may be up to one year from the acquisition date, the Group may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Consolidated Statement of Profit and Loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition.

Intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses.

Intangible assets with finite lives are amortised over their useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period for an intangible asset with a finite useful life is reviewed at least at the end of each reporting period. The amortisation expense on intangible assets with finite lives is recognised in the Consolidated Statement of Profit and Loss in the expense category consistent with the function of the intangible assets.

Indefinite lived intangibles are not amortised but are tested for impairment annually and for impairment indicators on a quarterly basis. The assessment of indefinite life is reviewed annually to determine whether the indefinite life assumption continues to be appropriate.

The useful economic lives of intangible assets are as follows:

Years
Developed technology	4-5
Avast Trademark	Indefinite
Piriform Trademark	10
AVG Trademark	6
Customer relationships and user base	4
Other licensed intangible assets	3-5

Research and development costs

Research costs are expensed when incurred when the criteria for capitalisation are not met. Development expenditures are recognised as an intangible asset when the Group can demonstrate:

-	the technical feasibility of completing the intangible asset so that the asset will be available for use or sale;
-	its intention to complete and its ability and intention to use or sell the asset;
-	how the asset will generate future economic benefits;
-	the availability of resources to complete the asset; and
-	the ability to measure reliably the expenditure during development.

Development expenditure incurred on minor or major upgrades, or other changes in software functionalities, does not satisfy the criteria, as the product is not substantially new in its design or functional characteristics. Such expenditure is therefore recognised as an expense in the Consolidated Statement of Profit and Loss as incurred.

Goodwill

Goodwill is assessed as having an indefinite useful life and is tested for impairment annually.

Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation and accumulated impairment losses. Cost comprises the aggregate amount paid and the fair value of any other consideration given to acquire the asset and includes costs directly attributable to making the asset capable of operating as intended.

Repairs and maintenance costs are charged to the Consolidated Statement of Profit and Loss for the accounting period during which they are incurred.

Depreciation is recorded on a straight-line basis over the estimated useful life of an asset, as follows:

Years
Leasehold improvements	over the lease term
Machinery and equipment	2-5

Gains or losses arising from the de-recognition of property, plant and equipment are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the Consolidated Statement of Profit and Loss when the asset is de-recognised.

Impairment

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s (CGU) fair value less costs of disposal or its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets.

Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used.

Impairment losses of continuing operations are recognised in the Consolidated Statement of Profit and Loss in those expense categories consistent with the function of the impaired asset. For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. Any reversal of previously recognised impairment is limited so that the carrying amount of the asset does not exceed the lower of its recoverable amount or the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the Consolidated Statement of Profit and Loss.

Goodwill and intangible assets with indefinite useful lives are tested for impairment annually as at 31 December at the operating segment level, which is the smallest group of CGUs to which the goodwill and intangible assets with indefinite useful life can be allocated. Goodwill is allocated to the groups of CGUs that correspond with operating segments (Consumer and SMB) according to the allocation from past business combinations – see Note 23. Intangible assets with indefinite useful lives are all allocated to the Group of CGUs that correspond to the Consumer operating segment.

Leases

The Group adopted IFRS 16 using the modified retrospective method of adoption with the date of initial application of 1 January 2019. Right-of-use assets were measured at the amount of the lease liability on adoption using the incremental borrowing rate at the date of initial application (adjusted for any prepaid or accrued lease expenses and assessed for impairment). The weighted average discount rate was 3.3%. For any new contracts entered into on or after 1 January 2019, the Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

Right-of-use assets

The Group recognises right-of-use assets at the commencement date of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and are subsequently adjusted (where appropriate) for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received.

The right-of-use asset is depreciated on a straight-line basis over the lease term or, if it is shorter, over the useful life of the leased asset. The Group currently applies the lease term for depreciation of all right-of-use assets (see Note 21). Related expenses are presented within depreciation, allocated to general and administrative expenses. The Group also assesses the right-of-use asset for impairment when such indicators exist.

Lease liabilities

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate and lease payments within extension option periods for which the Group considers it reasonably certain that the extension option will be utilised.

In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable.

The amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. Lease interest is presented within Interest expenses. In addition, the carrying amount of lease liabilities is re-measured if there is a reassessment of the lease term (using a revised discount rate at the date of the reassessment) or a change in the variable lease payments that depend on an index or rate (using the original discount rate). In such cases, there is a corresponding adjustment to the right-of-use asset.

Short-term leases and leases of low-value assets

The Group applies a recognition exemption for lease contracts that, at the commencement date, have a lease term of 12 months or less and do not contain a purchase option (‘short-term leases’), and lease contracts for which the underlying asset is of low value (‘low-value assets’). Short-term lease payments are recognised as operating expenses in the Consolidated Statement of Profit and Loss on a straight-line basis over the lease term.

Employee stock option plans

Employees of the Group receive remuneration in the form of share-based payment transactions whereby employees render services as consideration for equity instruments (equity-settled transactions).

Equity-settled transactions

The cost of equity-settled transactions is determined based on the fair value of the share-based payment award at the date when the grant is made, taking into account the market and non-vesting conditions, using an appropriate valuation model. Non-market vesting conditions are not taken into account in determining the fair value of the award. The cost is recognised, together with a corresponding increase in other capital reserves in equity, over the period in which the performance or service conditions are fulfilled. The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The Consolidated Statement of Profit and Loss expense or credit for a period represents the movement in cumulative expense recognised as at the beginning and end of that period and is recognised in compensation expense.

No expense is recognised for awards that do not ultimately vest, except for equity-settled transactions where vesting is conditional upon a market or non-vesting condition, which are treated as vesting irrespective of whether or not the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. The additional expense, if any, for the incremental fair value of the modified award, measured under IFRS 2, is recognised over the period from the date of the modification to the end of the modified vesting period. When an equity-settled award is cancelled other than by forfeiture, it is treated as if it vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award.

The share based payment expense for the year is reflective of scheme modifications made in October 2021 that would come into place as a result of the proposed Merger, as it is deemed probable that these modifications will apply. These modifications predominantly relate to the early vesting of a pro-rated portion as at the date of the proposed Merger. The expense still to be recognised relating to the awards that are to early vest, is recognised prospectively from the date of modification to the expected date of the proposed Merger. Any incremental value of the modification is also recognised prospectively from the date of modification to the expected date of the proposed Merger. In total, these modifications increased the share based payment charge for the year by $2.2m in relation to Performance Stock Units (PSUs) and $4.0m in relation to Restricted Stock Units (RSUs) (see note 33 for scheme details). See significant estimates and judgements made in regards to the modification in Note 3.

Payments for settlement of equity-settled awards are taken to equity up to the fair value of the award at the time of settlement (with any excess recognised in profit or loss).

Deferred tax assets are recognised in connection with a granted stock option in the amount of the expected tax deduction available on exercise, measured using the share price at the end of the period and multiplied by the expired portion of the vesting period. The cumulative related tax benefit is recognised in profit and loss to the extent of the tax rate applied to the cumulative recognised share-based payments expense, with the excess (if any) recognised directly through equity.

Employee benefits

Defined contribution plans

The Group maintains a defined contribution 401(k) retirement savings plan for its US employees. Each participant in the 401(k) retirement savings plan may elect to contribute a percentage of his or her annual compensation up to a specified maximum amount allowed under US Internal Revenue Service regulations. The Group matches employee contributions to a maximum of 4% of the participant annual compensation.

Redundancy and termination benefits

Redundancy and termination benefits are payable when employment is terminated before the normal retirement or contract expiry date. The Group recognises redundancy and termination benefits when it is demonstrably committed to have terminated the employment of current employees according to a detailed formal plan without possibility of withdrawal. Benefits falling due more than 12 months after the balance sheet date are discounted to present value. There are currently no redundancy and termination benefits falling due more than 12 months after the balance sheet date.

Employee benefit trust

The Group has established an employee benefit trust (Avast plc Employee Benefit Trust) in 2019. The trust is treated as an extension of the Company.

Key management personnel

The Group discloses the total remuneration of key management personnel (‘KMP’) as required by IAS 24 – Related party disclosures. The Group includes within KMP all individuals who have authority and responsibility for planning, directing and controlling the activities of the Group. KMP includes all members of the Board and the Executive Management team of the Group. Other related parties include family members if applicable. See Note 34 for more details.

Financial instruments

Financial assets and liabilities are recognised on the Group’s Consolidated Statement of Financial Position when the Group becomes a contractual party to the instrument. When financial instruments are recognised initially, they are measured at fair value, which is the transaction price plus, in the case of financial assets and financial liabilities not measured at fair value through profit and loss, directly attributable transaction costs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

●	Level 1 - Quoted (unadjusted) market prices in active markets for identical assets or liabilities;
●	Level 2 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; and
●	Level 3 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

Trade and other receivables

Trade receivables are at initial recognition recorded at the original invoice amount, including value-added tax and other sales taxes. At subsequent reporting dates, the carrying amount is decreased by the expected lifetime loss allowance attributable to the receivable or group of receivables based on a credit assessment of the counterparty or estimate for the relevant group of receivables respectively.

The Group uses the expected credit loss model for impairment of receivables. The Group applies practical expedients when measuring the expected credit loss. The Group applies a simplified approach and recognises expected lifetime loss allowances for trade receivables and contract assets. The expected lifetime loss is calculated using the provision matrix, which assigns provision rates to classes of receivables based on the number of days they are overdue, based on the Group’s historical credit loss experience adjusted for forward-looking development. The classes of receivables are stratified by types of customer and by operating segments between the Consumer and SMB receivables.

Bad debts are written off in the period in which they are determined to be completely irrecoverable.

Cash and cash equivalents

For the purpose of the Consolidated Statement of Cash Flows, cash and cash equivalents consist of cash at bank and cash in hand.

The Group´s Consolidated Statement of Cash Flows is prepared based on the indirect method from the Consolidated Statement of Financial Position and the Consolidated Statement of Profit and Loss.

Trade payables and other liabilities

Trade payables and other liabilities are recognised at their amortised cost which is deemed to be materially the same as the fair value.

Loans

Loans are initially recognised at their fair value net of transaction costs and subsequently measured at amortised cost using the effective interest method. The effective interest rate is the rate that exactly discounts the estimated future cash payments or receipts over the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial liability.

De-recognition of financial instruments

A financial asset or liability is generally de-recognised when the contract that gives right to it is settled, sold, cancelled, or expires. Refinancing of the term loan was treated as an extinguishment of the old term loan and recognition of a new loan. See Note 27 for further details.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a de-recognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the Consolidated Statement of Profit and Loss.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Onerous contracts

If the Group has a contract that is onerous, the present obligation under the contract is recognised and measured as a provision. However, before a separate provision for an onerous contract is established, the Group recognises any impairment loss that has occurred on assets dedicated to that contract.

An onerous contract is a contract under which the unavoidable costs (i.e., the costs that the Group cannot avoid because it has the contract) of meeting the obligations under the contract exceed the economic benefits expected to be received under it. The unavoidable costs under a contract reflect the least net cost of exiting from the contract, which is the lower of the cost of fulfilling it and any compensation or penalties arising from failure to fulfil it.

Interest income and expense

Interest income consists of interest income on deposits. Interest expense consists of interest expense on term loans, including amortisation of arrangement fees, and interest expense on leases.

Other finance income and expense

Other financial income and expenses consist of realised and unrealised foreign exchange gains and losses, changes in fair value of derivatives, unwinding of discounts on non-current provisions and other liabilities discounted to net present value and other financial expenses.

Exceptional items

Exceptional items are income or expenses that arise from events or transactions that are clearly distinct from the ordinary activities of the Group. Exceptional items are identified by virtue of their size, nature, or incidence so as to facilitate comparison with prior periods and to assess underlying trends in the financial performance of the Group and its reportable segments. In determining whether an event or transaction is exceptional, management considers quantitative as well as qualitative factors. Once an item is disclosed as exceptional, it will remain exceptional through completion of the event or programme. Examples of such items include but are not restricted to: legal and advisory costs related to the proposed Merger, acquisition, disposals (including gain on disposal), integration, costs incurred due to discontinuation of business and COVID-19 donations.

Change in the reporting of Billings and Revenues

On 1 January 2021, the Group changed its disaggregation of Consumer reporting of billings and revenues. In prior years, the Consumer segment was further split into Consumer Direct Desktop, Consumer Direct Mobile and Consumer Indirect. In 2021, the direct-to-consumer mobile subscription business is reported together with the desktop business within the one category ‘Consumer Direct’, due to a rise of multi-device subscriptions. Consumer Indirect consists of revenues generated via the carrier channel (named as Partner) alongside Mobile advertising and Platform revenue. The Consumer reporting change has no impact on the overall Group result. There is no change to the overall segments which are consistently reported as Consumer and SMB. Comparative balances have been adjusted for consistency purposes.

Previous structure ($’m)	Year- ended 31 December 2020	Partner/ carriers	Mobile subscription	New structure ($’m)	Year- ended 31 December 2020
Consumer Direct Desktop	699.7	-	30.3	Consumer Direct	730.1
Consumer Direct Mobile	72.1	(41.8)	(30.3)
Consumer Indirect	67.9	41.8	-	Consumer Indirect	109.6
SMB	48.0	-	-	SMB	48.0
Consumer Other*	5.1	-	-	Consumer Other *	5.1
Total	892.9	-	-	Total	892.9

*For the year ended 31 December 2021 and 2020, Consumer Other includes a portion of revenue from discontinued business and Jumpshot revenue of nil and $1m, respectively.

3. SIGNIFICANT ACCOUNTING JUDGEMENTS, ESTIMATES AND ASSUMPTIONS

Significant judgements

Leases - Extension options

When the Group has the option to extend a lease, management uses its judgement to determine whether or not an option would be reasonably certain to be exercised. The Group has the option, under some of its leases, to lease the assets for additional terms of up to ten years. The Group applies judgement in evaluating whether it is reasonably certain to exercise the option to renew and therefore considers all relevant factors, including long-term business strategy, conditions of the lease, availability of alternative options and potential relocation costs, for it to exercise the renewal. Potential future cash outflows of $8.2m have not been included in the lease liability because it is not reasonably certain that the lease will be extended (or not terminated). There were no significant changes to the extension options for the year ended 31 December 2021. The lease term will be reassessed after the proposed Merger, once completed.

Impairment testing

Significant management judgement and estimates are required to determine the individual cash generating units (CGUs) of the Group, the allocation of assets to these CGUs and the determination of the value in use or fair value less cost to sell of these CGUs. Management has concluded that the operating segments used for segment reporting represents the lowest level within the Group at which the goodwill is monitored. Therefore, the operating segments correspond to groups of CGUs at which goodwill is tested for impairment.

Significant estimates

Deferred tax

Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits.

The Group recognises substantial deferred tax assets from unused tax losses in its US-based subsidiaries excluding Jumpshot Inc. (see Note 13). Management assesses that these deferred tax assets are recoverable, with key elements of judgement being the fact that US tax losses carry over indefinitely, Group’s transfer pricing agreement in place and the significant business presence of the Group in the US market give the Group the ability to generate sufficient taxable profit for the foreseeable future.

Based on expectations of future profitability, management expects to recover the deferred tax asset over approximately a 30-year time frame. The recovery period is sensitive to the level of profitability of the underlying business; however, there are no significant assumptions that would impact our expectation of recovery. Given the transfer pricing agreement in place and the Group's business model, management has not identified any material climate risks which may impact recoverability of the deferred tax asset.

The Group also recognises substantial deferred tax assets from the 2018 transfer of intellectual property to the Czech Republic, which is being recovered linearly over a 15-year period. The management assesses that this deferred tax asset is recoverable, with key elements of judgement being that the major portion of the Group’s profit is generated in the Group’s Czech entity and this structure is expected to remain for the foreseeable future.

Forecasts used for assessing recoverability of deferred tax assets are those approved by Avast, and do not reflect any changes to the business (or to the quantum of tax losses) that might result from the proposed Merger. It is uncertain if tax loss carryforward can be utilised in full amount after the proposed Merger and (potential) changes in the group and tax structure.

Provisions

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Other provisions predominantly comprise potential claims in relation to regulatory investigations, contractual indemnities and disputes. The management has provided the best estimate of the provisions, based on the legal advice. Refer to Note 25 for further details.

De-recognition of goodwill

On 16 April 2021, the Group sold a Location Lab to Smith Micro Inc. (“Smith Micro”). As a result, the Group had to derecognize all assets and liabilities of the sold subsidiary including goodwill. Since the sold business concerns part of Consumer cash-generating unit (CGU), the amount of goodwill derecognized was determined on the basis of the relative value of the part divested compared to the value of Consumer CGU after the disposal. When determining the value in use of Consumer CGU, the Group used a discounted cash flow model taking into consideration the latest forecast approved by the management. The Group has determined that the appropriate amount of goodwill disposed of is $24.7m which was part of the Consumer CGU (see Note 16).

Share-based payments

In October 2021, management accounted for scheme modifications that are expected to come into place as a result of the proposed Merger. These modifications will result in the early vesting of a pro-rated proportion of awards. In respect of Restricted Stock Units (RSUs) management have made best estimates in regards to the expected timing of proposed Merger on 4 April 2022, and the number of ‘good’ leavers, whose awards will vest in the event that they are made redundant as a consequence of the Merger. In respect of Performance Stock Units (PSUs), management have made best estimates in regards to the expected timing of proposed Merger, and the performance attainment that will be achieved by scheme members.

In addition, there are judgements to accelerate the cost of awards vesting earlier under the modification prospectively from date of modification to estimated date of Merger. Modification resulted in additional share-based payment expense $2.2m in relation to PSUs and $4.0m in relation to RSUs for the year ended 31 December 2021.

If the Merger were to be completed one month later, the impact on the share-based payments expense would have been $2.0m lower for the year ended 31 December 2021. It is assumed 25% of RSU holders will be ‘good’ leavers at the time of the Merger. An increase of 5% to the expected number of ‘good’ leavers would increase the share-based payment expense by $0.8m for the year ended 31 December 2021. An increase of 10% to the performance attainment would increase share-based payment expense by $1.0m.

4. APPLICATION OF NEW AND REVISED IFRS STANDARDS

New and adopted standards

Interest Rate Benchmark Reform – Phase 2 – Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 & IFRS 16

The amendments provide temporary reliefs which address the financial reporting effects when an interbank offered rate (IBOR) is replaced with an alternative nearly risk-free interest rate (RFR). The amendments include several practical expedients that are not applicable to Avast except the following one:

●	A practical expedient to require contractual changes, or changes to cash flows that are directly required by the reform, to be treated as changes to a floating interest rate, equivalent to a movement in a market rate of interest.

The Group borrowed a term loan with a USD and EUR tranche tied to the 3-month USD LIBOR and 3-months EURIBOR, respectively. Maturity of the term loan is on 22 March 2028. See Note 27 for further details. EURIBOR is expected to continue beyond 2021 and there is no current indication it will cease in the near future. On the other hand, 3-month USD LIBOR will cease on 30 June 2023.

Upon the discontinuation of US LIBOR, the Group's credit agreement contains a mechanism by which US LIBOR will be replaced with a new reference rate reflecting the market standard. According to the credit agreement, the new reference rate will be determined by Credit Suisse as set forth in order:

(1)	the sum of: (a) Term SOFR and (b) the related spread adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related spread adjustment;

(3)	the sum of: (a) the alternate benchmark rate that has been selected by the Credit Suisse and the Company as the replacement for the then-current rate and (b) the related spread adjustment;

If the replacement rate is the rate reflected in numbers (1) or (2) above, then no further consents are required under the credit agreement for implementation of the new reference rate. If the replacement rate is the rate reflected in number (3) below, the credit agreement may be amended without further consent so long as the Required Lenders have not objected to such amendment after 5 Business Days’ notice to the Lenders of such change.

Any technical, administrative, or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, etc.) might be adopted or implemented by Credit Suisse in a manner substantially consistent with market practice.

Credit Suisse will however promptly notify the Company of the new reference rate, effective date and the removal or reinstatement of any tenor.

The 3-month US LIBOR will be discontinued immediately after 30 June 2023. While the current IBOR fixings allow the next interest rate payment to be determined at the beginning of the period (forward-looking approach), the benchmark based on the new reference rates will not be set until the end of the interest period (backward-looking approach) since the new reference rates are based on actual transactions. Floor of 0% will be unchanged.

The above provisions explain how the interest rate will be determined when the USD LIBOR rates cease, especially having the spread adjustment, which will ensure economic equivalence between the contracting parties. These amendments had no impact on the consolidated financial statements of the Group. The Group will apply the practical expedients in future periods once the 3-month USD LIBOR ceases to be calculated.

For lease liabilities under IFRS 16 using an incremental borrowing rate, IBOR replacement is not expected to have an impact on existing lease liabilities. This is because the incremental borrowing rate is fixed at the inception of the lease, and that rate is applied to the lease liability over the whole lease term to measure the lease liability at its effective interest rate. Lease payments are not contractually dependent on IBOR. New leases entered into following IBOR replacement will then have incremental borrowing rates determined using a benchmark rate based on the IBOR replacement rate.

Standards issued but not yet effective and not early adopted

The Group has not applied certain new standards, amendments and interpretations to existing standards that have been issued but are not yet effective. These include:

●	Amendment to IFRS 3 Business Combinations - effective on 1 January 2022
●	Proceeds before Intended Use - Amendment to IAS 16 Property, Plant and Equipment - effective on or 1 January 2022
●	Onerous Contracts - Costs of Fulfilling a Contract - Amendments to IAS 37 Provisions, Contingent Liabilities and Contingent Assets - effective on 1 January 2022
●	Annual Improvements 2018-2020 (Amendment) - effective on 1 January 2022
●	Amendments to IAS 1: Classification of Liabilities as Current or Non-current - effective on 1 January 2023
●	Definition of Accounting Estimates - Amendments to IAS 8 - effective on 1 January 2023
●	Deferred Tax related to Assets and Liabilities arising from a Single Transaction – Amendments to IAS 12 - effective on 1 January 2023
●	Disclosure of Accounting Policies - Amendments to IAS 1 - effective on 1 January 2023
●	IFRS 17 Insurance Contracts - effective on 1 January 2023

The Group does not currently plan to adopt early any of the new standards issued but not effective as discussed above. The Group is currently assessing the impact of these amendments.

5. SEGMENT INFORMATION AND OTHER DISCLOSURES

Management monitors operating results in two customer segments: consumer products (which generate direct and indirect revenue streams) and products for the SMB market. For management reporting purposes, the operating and reportable segments are determined to be Consumer and Small and Medium-sized Business (SMB). This is the level on which the Chief Operating Decision Maker decides about the allocation of the Group’s resources.

The principal products and services offered by each segment are summarised below:

Consumer –The Group’s consumer products include direct revenue streams through its offerings for desktop security and mobile device protection and consist of free and premium paid products for the individual consumer market. The Group also has several value-added solutions for performance, privacy, and other tools. The Group also focuses on monetising the user base indirectly by leveraging its user base to partner with third-party vendors. Products and services include secure web browsing, distribution of third-party software, an e-commerce tool, and mobile advertising.

SMB – The Group’s SMB segment focuses on delivering high-level security and protection solutions for small and medium sized business customers.

Billings is one of the important metrics used to evaluate and manage operating segments. Billings represent the full value of products and services being delivered under subscription and other agreements and include sales to new end customers plus renewals and additional sales to existing end customers. Under the subscription model, end customers pay the Group for the entire amount of the subscription in cash upfront upon initial delivery of the applicable products. The invoicing timing may slightly vary through the year with immaterial impact, as part of our usual renewal offers testing. Although the cash is paid up front, under IFRS subscription revenue is deferred and recognised ratably over the life of the subscription agreement, whereas non-subscription revenue is typically recognised immediately.

The Group evaluates the performance of its segments based primarily on Billing, Revenue and Operating profit. Billings are not defined or recognised under IFRS and considered as a non-IFRS financial measure used to evaluate current business performance.

Certain costs that are not directly applicable to the segments are identified as ‘Corporate Overhead’ costs and represent general corporate costs that are applicable to the consolidated Group. In addition, costs relating to share-based payments and exceptional items are not allocated to the segments since these costs are not directly applicable to the segments, and therefore not included in the evaluation of performance of the segments.

The following tables present summarised information by segment:

For the year ended 31 December 2021 ($’m)	Consumer	SMB	Total
Billings	896.3	52.1	948.4
Deferral of revenue	(6.8)	(0.5)	(7.3)
Segment revenue	889.5	51.6	941.1
Segment cost of revenues	(86.1)	(4.0)	(90.1)
Segment sales and marketing costs	(112.1)	(19.3)	(131.4)
Segment research and development costs	(40.4)	(3.4)	(43.8)
Segment general and administrative costs	(1.8)	(0.7)	(2.5)
Total Segment operating profit	649.1	24.2	673.3
Corporate overhead			(155.7)
Depreciation and amortisation			(44.2)
Exceptional items			(31.7)
Share-based payments			(46.0)
Employer’s taxes on share-based payments			(1.1)
Consolidated operating profit			394.6

For the year ended 31 December 2020 ($’m)	Consumer	SMB	Total
Billings	873.6	48.4	922.0
Deferral of revenue	(28.8)	(0.3)	(29.1)
Segment revenue	844.8	48.1	892.9
Segment cost of revenues	(81.1)	(5.8)	(86.9)
Segment sales and marketing costs	(84.3)	(17.5)	(101.8)
Segment research and development costs	(49.2)	(3.5)	(52.7)
Segment general and administrative costs	(1.2)	0.2	(1.0)
Total Segment operating profit	629.0	21.5	650.5
Corporate overhead			(154.9)
Depreciation and amortisation			(87.6)
Exceptional items			(49.9)
Share-based payments			(21.9)
Employer’s taxes on share-based payments			(0.8)
Consolidated operating profit			335.4

Corporate overhead costs primarily include the costs of the Group’s IT, Technology (R&D), HR, Finance and Central Marketing functions, legal and office related costs, which are not allocated to the individual segments.

The following table presents depreciation and amortisation by segment:

	Year–ended	Year–ended
($’m)	31 December 2021	31 December 2020
Consumer	23.6	67.4
SMB	0.1	0.1
Corporate overhead	20.5	20.1
Total depreciation and amortisation	44.2	87.6

The following table presents further disaggregation of revenue:

	Year–ended	Year–ended
($’m)	31 December 2021	31 December 2020
Consumer Direct	811.2	730.0
Consumer Indirect	76.1	109.7
SMB	51.6	48.0
Other	2.2	5.2
Total	941.1	892.9

As described in the Note 2, the Group changed its disaggregation of Consumer reporting of billings and revenues. Comparative information for the year ended 31 December 2021 were adjusted accordingly.

The following table presents the Group´s non-current assets, net of accumulated depreciation and amortisation, by country. Non-current assets for this purpose consist of property and equipment, right-of-use assets and intangible assets.

	31 December 2021		31 December 2020
	($’m)	(in %)	($’m)	(in %)
Czech Republic	160.8	79.5%	193.7	86.0%
USA	30.7	15.2%	12.9	5.7%
UK	7.2	3.6%	13.9	6.1%
Other countries*	3.6	1.7%	4.8	2.2%
Total	202.4	100%	225.3	100.0%

*No individual country represented more than 5% of the respective totals.

The following table presents revenue attributed to countries based on the location of the end user:

	Year–ended		Year–ended
	31 December 2021		31 December 2020
	($’m)	(in %)	($’m)	(in %)
USA	345.6	36.7%	349.0	39.1%
UK	90.6	9.6%	81.6	9.1%
France	73.3	7.8%	69.2	7.8%
Germany	67.5	7.2%	60.1	6.7%
Other countries*	364.1	38.7%	332.9	37.3%
Total	941.1	100%	892.9	100%

*No individual country represented more than 5% of the respective totals.

Revenues from relationships with certain third parties exceeding 10% of the Group’s total revenues were as follows:

	Year–ended		Year–ended
	31 December 2021		31 December 2020
	($’m)	(in %)	($’m)	(in %)
Revenues realised through online resellers:
Digital River	711.4	75.6%	620.1	69.5%

In 2021 and 2020, revenues realised through Digital River significantly increased by $91.3m and $98.3m, respectively, due to the continuing transfer of part of the business from in-house payment processing to the external vendor. The majority of revenues from Digital River were reported in the Consumer segment, while the remaining $31.6m (2020: $22.5m) of revenues were reported in the SMB segment.

6. EXCEPTIONAL ITEMS

The following table presents the exceptional items by activity:

	Year–ended	Year–ended
($’m)	31 December 2021	31 December 2020
Exceptional items in operating profit	31.7	49.9
Net gain on disposal of business operation	(47.0)	-

Exceptional items in operating profit

During the year ended 31 December 2021, the Group incurred legal, professional and impairment costs of $4.0m in relation to the disposal of Family Safety mobile business (see Note 16), legal and professional costs of $2.6m in relation to the acquisition of Evernym (see Note 15), exceptional impairment and onerous contract provision costs of $7.5m related to data servers necessary to remain in operating condition due to an on-going regulatory investigation and $9.2m of personnel, legal and consultancy costs related to the proposed Merger with NortonLifeLock Inc. Personnel costs related to the proposed Merger of $2.6m comprise primarily retention bonuses, which are accrued over the retention period. The remaining $8.4m of exceptional items relates to costs of restructuring programme and the change in provisions related to regulatory investigation and contract indemnity claims relating to Jumpshot (see Note 25). Restructuring programme focused on transformation of operations will be completed in 2022. Tax benefit from these exceptional items amounted to $2.5m.

Total $31.7m of exceptional items included in operating profit comprised $3.2m included in the cash flow from investing activities and $5.5m of impairment charges, which were non-cash items. Out of remaining $23.0m exceptional items that enter operating cash flows, $14.9m were not paid before year-end and included in liabilities.

During the year ended 31 December 2020, the Group returned the investment made by Ascential plc into Jumpshot in the total amount of $73.0m, which included associated exit costs of $8.2m. These costs were included in the exceptional costs, in the net cash flows from operating activities and treated as tax nondeductible. The amount of investment returned to Ascential excluding exit costs was included in the net cash flows from financing activities.

In total, the Group incurred $25.4m in relation to the winding down of the operations of Jumpshot. These costs were primarily cash items consisting of restructuring personnel costs, legal fees, refunds to the customer and Ascential exit costs. The non-cash items included gain from release of deferred revenue of $7.6m which was offset by impairment of fixed assets and right-of-use assets of $3.1m and creation of bad debt provision and write-offs of account receivables and other assets of $4.5m. These exceptional items have been treated as tax non-deductible and all have been included in the cash flows from operating activities.

In addition, Avast donated $25m to accelerate global R&D programs to help combat COVID-19. Total donations were included in the net cash flows from operating activities and the related tax impact has been included in the tax adjusting items ($4.7m).

Net gain on disposal of a business operation

On 16 April 2021, the Group sold a portfolio of mobile parental controls services including location features, content filtering and screen time management to Smith Micro Software Inc. (“Smith Micro”) recognising a gain of $47.0m as an exceptional item. Proceeds from this transaction, net of cash sold, have been included in cash flows from investing activities. The tax impact of the net gain on disposal of a business operation was $16.7m of which majority is taxable in the USA and will be offset against tax loss carryforward (Note 13), thus does not significantly impact income tax paid.

All exceptional items incurred during the twelve months ended 31 December 2021 and 2020 relate to the Consumer segment.

7. AUDITOR´S REMUNERATION

The Group paid the following amounts to its auditors in respect of the audit of the financial statements and for other non-audit services provided to the Group.

	Year–ended	Year–ended
($ 'm)	31 December 2021	31 December 2020
Audit of the financial statements	1.9	0.9
Audit of the financial statements of subsidiaries	0.1	0.2
Total audit fees	2.0	1.1

Audit related assurance services*	0.1	0.1
Total non-audit fees	0.1	0.1
Total fees	2.1	1.2

*The audit related assurance services relate to provision of Financial Statement Review procedures on the 30 June 2021 Financial Statements.

8. COST OF REVENUES

Cost of revenues consist of the following:

	Year–ended	Year–ended
($ 'm)	31 December 2021	31 December 2020
Amortisation	22.7	65.9
Depreciation	9.3	8.4
Personnel costs of product support and virus updates	13.8	18.2
Share-based payments (incl. employer’s costs)	2.4	0.8
Digital content distribution costs	17.2	20.9
Third party licence costs	4.6	5.6
Other product support and virus update costs	17.3	13.4
Commissions, payment and other fees	62.2	60.5
Impairment	-	2.3
Total	149.5	196.0

9. OPERATING COSTS

Operating costs are internally monitored by function; their allocation by nature is as follows:

	Year–ended	Year–ended
($ 'm)	31 December 2021	31 December 2020
Depreciation	9.7	11.3
Amortisation	2.5	2.0
Personnel expenses	171.3	169.4
Share-based payments (incl. employer’s costs)	44.7	21.8
Advertising	85.4	59.1
Purchases of services from third party vendors	75.8	69.2
Gifts and charities	2.7	27.8
Other operating expenses	(0.7)	0.4
Impairment	5.6	0.5
Total	397.0	361.5

Purchases of services from third party vendors include legal, outsourced and other services.

10. PERSONNEL EXPENSES

Personnel expenses consist of the following:

	Year-ended 31 December 2021		Year-ended 31 December 2020
($ 'm)	Employees	Non-executive directors	Employees	Non-executive directors
Wages and salaries	143.5	0.7	137.8	0.8
Social security and health insurance*	29.8	-	27.4	-
Pension costs	1.0	-	0.5	-
Social costs	6.4	-	6.7	-
Severance payments and termination benefits	3.7	-	14.3	-
Share-based payments (including employer’s costs)	47.1	-	22.7	-
Total personnel expense	231.5	0.7	209.4	0.8

*State and government pension costs of Czech employees are also included in the social security and health insurance costs.

The average number of employees by category during the period was as follows:

	Year-ended	Year-ended
	31 December 2021	31 December 2020
Sales and marketing	724	683
Research and development	775	878
General and administrative	301	242
Total average number of employees	1,800	1,803

The decrease in average number of employees reflects the disposal of Family Safety mobile business (more than 85% of these employees were included in R&D function).

11. FINANCE INCOME AND EXPENSES

Interest income:

	Year-ended	Year-ended
($ 'm)	31 December 2021	31 December 2020
Interest on bank deposits	0.2	0.4
Total finance income	0.2	0.4

Interest expense:

	Year-ended	Year-ended
($ 'm)	31 December 2021	31 December 2020
Term loan interest expense	(25.0)	(33.4)
Lease interest expense	(1.8)	(2.1)
Total interest expense	(26.8)	(35.5)

Other finance income and expense (net):

	Year-ended	Year-ended
($ 'm)	31 December 2021	31 December 2020
Changes of fair values of derivatives	0.4	1.7
Revolving loan - commitment fee	(0.3)	(0.4)
Foreign currency gains/(losses)	2.3	(7.7)
Unrealised foreign exchange gains/(losses) on borrowings	32.2	(62.1)
Other financial income	0.7	4.5
Total other finance income and expense (net)	35.3	(64.0)

12. DEPRECIATION AND AMORTISATION

Amortisation by function:

	Year-ended	Year-ended
($ 'm)	31 December 2021	31 December 2020
Cost of revenues	22.7	65.8
Total amortisation of acquisition intangible assets	22.7	65.8
Cost of revenues	0.6	0.6
Sales and marketing	0.5	0.2
Research and development	0.4	0.4
General and administration	1.0	0.9
Total amortisation of non-acquisition intangible assets	2.5	2.1
Total amortisation	25.2	67.9

Depreciation by function:

	Year-ended	Year-ended
($ 'm)	31 December 2021	31 December 2020
Cost of revenues	9.2	8.4
Sales and marketing	-	0.1
Research and development	0.2	0.2
General and administration*	9.6	11.0
Total depreciation	19.0	19.7

*$6.7m (2020: $7.9m) is attributable to the depreciation of right-of-use assets (see Note 21).

Tangible and intangible assets are allocated to each department of the Group. The depreciation and amortisation of these assets is reported as part of operating costs and cost of revenues.

13. INCOME TAX

In the Consolidated Statement of Financial Position, the Corporate Income tax receivable of $1.9m (2020: $1.9m) is part of the caption Tax receivables.

The major components of the income tax in the consolidated statement of comprehensive income are:

	Year-ended	Year-ended
($ 'm)	31 December 2021	31 December 2020
Current income tax
Related to current year	(73.6)	(68.0)
Related to prior year	(0.2)	0.3
Current income tax total	(73.8)	(67.7)

Deferred tax
Related to current year	(28.8)	1.2
Related to prior year	0.7	(0.2)
Deferred tax total	(28.1)	1.0
Total income tax (expense)/income through P&L	(101.9)	(66.7)

The Group changed the presentation in the Consolidated Statement of Financial Position of the deferred tax liability related to Group purchase price allocations ($22.5m as at 31 December 2020) to offset this amount against the recognised deferred tax assets. This balance relates principally to taxable entities in the Czech, UK and US jurisdictions for which significant deferred tax assets are recognised. As required by IAS12 ‘Income Taxes’, deferred tax liabilities are offset against deferred tax assets in the Consolidated Statement of Financial Position where there is a legally enforceable right to set off current tax assets and current tax liabilities, and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis or to realise the assets and settle the liabilities simultaneously in future periods. Comparative information for the years ended 31 December 2020 were adjusted accordingly. There is no impact on profit or earnings per share of this adjustment.

The Group generates a temporary difference relating to an intragroup loan denominated in USD received by Avast Software s.r.o., a subsidiary with a USD functional currency (but with a tax currency of CZK). This loan is subject to hedging in its local statutory books (with the effect that current tax relief does not cover the full period exchange differences). The tax impact related to the loan is a deferred tax benefit of $1.5m (2020: expense $4.4m) and the Group reports a deferred tax asset of $7.2m (2020: $5.7m) related to the loan.

The reconciliation of income tax (expense)/benefit applicable to accounting profit before income tax at the statutory income tax rate to income tax expenses at the Group’s effective income tax rate is as follows:

	Year-ended	Year-ended
($ 'm)	31 December 2021	31 December 2020
Profit before tax	450.3	236.2
Group effective income tax rate (19.5% in 2021 and in 2020*)	(87.8)	(46.1)

Recurring adjustments
Non-deductible expenses	(3.8)	(1.8)
Share-based payments	(6.1)	(3.0)
FX effect on intercompany loans	1.5	(4.4)

Non recurring adjustments
Current year deferred tax assets not recognised	(1.6)	(19.2)
Recognition of previously not recognised deferred tax assets	6.5	0.7
Effect of prior year taxes	0.5	0.1
Effect of enacted changes in tax rates on deferred taxes	0.9	1.1
Taxable gain on Family Safety mobile business disposal	(7.3)	-
Derecognition of previously recognized deferred tax assets	(5.9)	-
Effect of higher tax rate in the Netherlands	(1.6)	3.4

Remaining impact of tax rate variance and other effects	2.8	2.5
Total income tax	(101.9)	(66.7)

*Estimated as a Group’s blended rate across the jurisdictions where the Group operates.

The deferred tax relates to following temporary differences:

($ 'm)	31 December 2021	31 December 2020
Temporary differences	Asset / (Liability)	Asset / (Liability)
Tangible and intangible fixed assets	(25.0)	(26.2)
IP transfer tax benefit	106.7	119.8
Deferred revenue and unbilled receivables	1.0	1.7
Tax loss carryforward	38.3	50.1
Tax credits carryforward	7.6	7.1
Loans and derivatives	(0.4)	2.4
Carryforward of unutilised interest	2.0	3.4
Share-based payments transactions	4.0	3.4
Provisions	1.6	2.3
Tax impact from FX difference on intercompany loans	7.2	5.7
Other	(1.6)	4.5

Net	141.4	174.2

Tax losses carried forward are recorded by the following subsidiaries:

	31 December 2021	31 December 2020
	Deferred tax from	Deferred tax from
	tax losses	tax losses
($ 'm)	carryforward	carryforward	Tax jurisdiction
Avast Software Inc. (tax group incl. Location Labs and AVG Technologies USA)	36.9	49.9	USA
Other	1.4	0.2	-
Total deferred tax from tax losses carryforward	38.3	50.1	-

Total deferred tax asset recognised by Avast Software Inc. (tax group incl. Location Labs and AVG Technologies USA), in excess of deferred tax liabilities is $35.8m (2020: $62.3m). Refer to Note 3 for the nature of the evidence supporting its recognition.

Tax losses carried forward in the USA are related mainly to share-based payments exercises.

As a result of share-based payments exercises there was a $15.5m (2020: $41.0m) tax deduction in Avast Software, Inc., Location Labs, LLC, Jumpshot, Inc., Avast plc, AVG UK, Privax UK and Piriform UK that created a tax benefit of $3.4m (2020: $9.6m). A tax benefit of $1.5m (2020: $7.3m) exceeding related cumulative remuneration expenses is recognised directly in equity, of which the current tax benefit is $1.5m (2020: $0.4m) and deferred tax benefit is $0m (2020: $6.9m).

The tax deduction for share-based payments is not received until the instruments are exercised. Therefore, a temporary difference arises between the tax deduction (prorated for the period to vesting) and the tax effect of the related cumulative remuneration expense. The deferred tax asset of $4.0m (2020: $3.4m) is measured as an estimated tax deduction at the date of exercise (prorated for the period to vesting), based on the year end share price. As the amount of the deferred tax asset exceeded the tax effect of the related cumulative remuneration expense, the reduction in the excess of the associated deferred tax of $0.7m was recognised directly in equity.

Tax losses reported by Avast Software Inc. can be utilised by all subsidiaries incorporated in the USA (Note 37) excluding Jumpshot, Inc. Tax credit of $0m (2020: $4.5m) from federal and state tax losses generated during the years 2011 – 2017 can be utilised over 20 years. Tax credit of $36.9m (2020: $45.4m) from federal and state tax losses can be carried forward for an indefinite period of time.

Deferred tax asset related to carryforward of unused tax loss, tax credits and other temporary differences in the United States is recoverable based on the current business model and the group structure of Avast. Potential impacts of the proposed Merger on the recoverability of this deferred tax asset have not been analysed yet. It is uncertain if tax loss carryforward can be utilised in full amount after the proposed Merger and (potential) changes in the group and tax structure.

Following the transactions of IP transfer in 2018, the Group reports a deferred tax asset of $106.7m (2020: $119.8m), of which the major part of $104.7m relates to the transfer of the former Dutch AVG business from Avast BV to Avast Software s.r.o. The temporary difference is amortised and deducted from the tax base of Avast Software s.r.o. registered in the Czech Republic linearly over 15 years.

The Group does not recognise the following potential deferred tax asset of $40.8m (2020: $39.6m), mostly related to Jumpshot tax losses $17.3m (2020: $14.9m), non-deductible finance costs $13.5m (2020: $4.1m) temporary difference related to EUR loan $0m (2020: $14.5m), for which the Group considers future recoverability to be uncertain.

	31 December 2021	31 December 2020
($ 'm)	Asset / (Liability)	Asset / (Liability)
Tax losses carried forward - expiration 20 years	9.1	6.6
Tax losses carried forward - indefinite	15.8	7.6
Tax losses carried forward - expiration 1-10 years	1.3	5.5
Temporary differences related to loans and interests - indefinite	13.5	18.6
Other temporary differences - expiration n/a	1.1	1.3
Total deferred tax asset not recognised	40.8	39.6

The movement in deferred tax balances:

($ 'm)	31 December 2020	Effect of business	Recognised in	Recognised	31 December 2021
Temporary differences	Asset / (Liability)	combinations	profit and loss	in equity	Asset / (Liability)
Fixed assets	(26.2)	(4.0)	5.2	-	(25.0)
IP transfer tax benefit	119.8	-	(13.1)	-	106.7
Deferred revenue and unbilled receivables	1.7	-	(0.7)	-	1.0
Tax loss carryforward	50.1	-	(11.8)	-	38.3
Tax credits carryforward	7.1	-	0.5	-	7.6
Loans and derivatives	2.4	-	(2.8)	-	(0.4)
Carryforward of unutilised interest	3.4	-	(1.4)	-	2.0
Share-based payments transactions	3.4	-	1.3	(0.7)	4.0
Provisions	2.3	-	(0.7)	-	1.6
Tax impact from FX difference on intercompany loans	5.7	-	1.5	-	7.2
Other	4.5	-	(6.1)	-	(1.6)
Net	174.2	(4.0)	(28.1)	(0.7)	141.4

($ 'm)	31 December 2019	Recognised in	Recognised	31 December 2020
Temporary differences	Asset / (Liability)	profit and loss	in equity	Asset / (Liability)
Fixed assets	(38.2)	12.0	-	(26.2)
IP transfer tax benefit	122.9	(3.1)	-	119.8
Deferred revenue and unbilled receivables	3.5	(1.8)	-	1.7
Tax loss carryforward	45.8	(2.7)	7.0	50.1
Tax credits carryforward	4.2	2.9	-	7.1
Loans and derivatives	2.1	0.3	-	2.4
Carryforward of unutilised interest	2.7	0.7	-	3.4
Share-based payments transactions	5.7	(0.9)	(1.4)	3.4
Provisions	0.8	1.5	-	2.3
Tax impact from FX difference on intercompany loans	10.1	(4.4)	-	5.7
Other	8.0	(3.5)	-	4.5
Net	167.6	1.0	5.6	174.2

The deferred tax asset increased significantly due to tax losses realised in 2018, 2019 and 2020 from significant share-based payments’ exercises. Such significant share-based payments’ transactions are not expected to repeat in future periods and management expects the underlying business to remain profitable for the foreseeable future.

The temporary differences associated with investments in the Group’s subsidiaries, for which a deferred tax liability has not been recognised in the period presented, aggregate to $56.5m (2020: $77.1m). These relate to undistributed reserves of the US subsidiaries, which would be subject to withholding taxes if distributed. The Group has determined that the undistributed profits of its subsidiaries will not be distributed in the foreseeable future. While EU subsidiaries (including the Czech Republic and the Netherlands) have significant reserves, the management has determined that based on the Group structure no material withholding taxes would arise from distributions from these subsidiaries following the UK’s exit from the European Union.

14. EARNINGS PER SHARE

Basic earnings per share (EPS) is calculated by dividing the net profit for the period attributable to equity holders of the Group by the weighted average number of shares of ordinary shares outstanding during the year.

Diluted EPS is calculated by dividing the net profit for the period attributable to equity holders of the Group by the weighted average number of ordinary shares outstanding during the period plus the weighted average number of shares that would be issued if all dilutive potential ordinary shares were converted into ordinary shares.

Adjusted EPS is calculated by dividing the adjusted net profit for the period attributable to equity holders by the weighted average number of ordinary shares outstanding during the period.

The following reflects the income and share data used in calculating EPS:

	Year-ended	Year-ended
	31 December 2021	31 December 2020
Net profit attributable to equity holders ($ 'm)	348.4	169.6
Basic weighted average number of shares	1,031,854,145	1,022,001,218
Effects of dilution from share options, performance and restricted share units	7,425,430	14,815,576
Total number of shares used in computing dilutive earnings per share	1,039,279,575	1,036,816,794
Basic earnings per share ($/share)	0.34	0.17
Diluted earnings per share ($/share)	0.34	0.16

Adjusted earnings per share measures:

	Year-ended	Year-ended
	31 December 2021	31 December 2020
Net profit attributable to equity holders ($ 'm)	348.4	169.6
Share-based payments (including employer‘s costs)	47.1	22.7
Exceptional items	31.7	49.9
Amortisation of acquisition intangible assets	22.7	65.8
Unrealised FX (gain)/loss on EUR tranche of bank loan	(32.2)	62.1
Tax impact from FX difference on intercompany loans	(1.5)	4.4
Tax impact on donations	-	(4.7)
Tax impact on adjusted items	(2.9)	(15.7)
Tax impact of IP transfer	6.3	6.3
Gain on disposal of business operation	(47.0)	-
Tax impact from disposal of business operation	16.7	-
Adjusted net profit attributable to equity holders ($ 'm)	389.4	360.2
Basic weighted average number of shares	1,031,854,145	1,022,001,218
Adjusted basic earnings per share ($/share)	0.38	0.35
Diluted weighted average number of shares	1,039,279,575	1,036,816,794
Adjusted diluted earnings per share ($/share)	0.37	0.35

Management regards the above adjustments necessary to give a fair picture of the adjusted results of the Group for the period.

15. BUSINESS COMBINATIONS

Acquisition of Evernym, Inc. (“Evernym”)

On 9 December 2021, Avast Group announced that it would acquire a self-sovereign identity (SSI) company Evernym, Inc. that provides decentralised identity solutions that enable organisations to issue and request verifiable credentials, and individuals to establish identity wallets and personal control over identity information. Adding a decentralised identity function to Avast’s personal privacy tools is a natural step to empower individuals to take control of and protect their online presence.

The transaction closed on 17 December 2021 which is considered the acquisition date. The transaction represents a business combination with Avast Software Inc. being the acquirer. The fair value of the consideration at the acquisition date was determined by the Group to be $49.7 million for 100% ownership. The consideration given was paid in cash.

The fair value of assets acquired and liabilities incurred on the acquisition date was determined on a provisional basis as follows:

Fair value recognised on
($'m)	17 December 2021
ASSETS
Cash and cash equivalents	0.2
Trade and other receivables	0.2
Tax receivables	0.1
Prepaid expenses	0.1
Other financial assets	0.4
Intangible assets	16.8

Total assets	17.8

LIABILITIES
Trade and other payables	1.1
Deferred tax liability	4.0
Total liabilities	5.1
Net assets acquired	12.7
Consideration paid	49.7
Goodwill	37.0

The business combination resulted in the recognition of goodwill of $37.0m, which is allocated to the Consumer CGU and is tested for impairment at least annually. The goodwill of $37.0m comprises the workforce and the value of expected synergies arising from the acquisition. The carrying value of goodwill is not expected to be tax deductible.

Determination of the fair value of acquired assets and liabilities comprised of:

●	Current assets – the fair value of all current assets of the acquiree has been determined to correspond to their carrying values;

●	Intangible assets – the business combination resulted in the recognition of intangible assets. The fair value of each of the assets was determined by an independent external valuer using cash flows, margins and discount rates inherent to each asset. See Note 22 for further details;

●	Deferred revenues – due to negligible incremental costs resulting from the obligation to provide support and maintenance services in the future, the fair value of deferred revenues was revalued to zero;

●	Trade payables – there was no significant difference between the carrying and fair value of the other liabilities as of the acquisition date;

●	A deferred tax liability of $4.0m was recognised in respect of the above intangible assets.

Analysis of cash flow on acquisition:
($’m)
Cash consideration	(49.7)
Net cash acquired with the business (included in cash flow from investing activities)	0.2
Net cash flow on acquisition	(49.5)

The Group incurred acquisition-related transaction costs of $2.6 million which were recorded as General and administrative expenses in the Consolidated Statement of Profit and Loss and treated as exceptional items.

The revenues and net profit of the Group for the year ended 31 December 2021 would not have been significantly different had the acquisition occurred at the beginning of the reporting period (1 January 2021).

16. DISPOSAL OF A BUSINESS OPERATION

Disposal of Family Safety mobile business

On March 8, 2021 Avast Group announced that it would sell a portfolio of mobile parental controls services including location features, content filtering and screen time management to Smith Micro Software Inc. (“Smith Micro”). The transaction consisted of the sale of 100% of the shares of in Location Labs, owned by AVG Technologies USA, LLC, containing patents and part of contractual relationships, sale of intellectual property (“IP”) owned by Avast Software s.r.o. and sale of other assets of Avast Software Inc, Avast Slovakia, s.r.o., and Privax d.o.o.

The transaction closed on 16 April 2021 which is considered the disposal date.

The total selling price for the transactions was $85.8m and comprised the following components:

●	Cash of $57.9m was received on the disposal date;

●	Escrow amount of $5m was withheld in escrow for a 12-month period to satisfy any potential indemnity claims against the Group under the applicable share and asset purchase agreement entered into between the parties;

●	Receivable of $0.5m. As of 31 December 2021, this amount was received.

●	1.5m shares of common stock of Smith Micro with the fair value of $8.4m on the disposal date;

●	Earn-out of $1.2m was estimated at the time of disposal as it was assessed there was a low probability the conditions would be met. Conditions related to the renewal of customer’s agreement which however was secured under the new ownership of Location Lab subsequent to the disposal. As of 31 December 2021, Avast received $14.0m as the earn-out conditions were met.

The carrying amounts of assets and liabilities as of the date of sale were as follows:

($'m)	16 April 2021
Cash and cash equivalents	6.3
Trade and other receivables	6.2
Prepaid expenses	0.5
Current assets	13.0
Property, plant & equipment	0.9
Intangible assets	0.2
Non-current assets	1.1

Total assets	14.1

Trade and other payables	1.0
Deferred revenues	0.2
Other current liabilities	0.1
Total current liabilities	1.3
Net assets	12.8

Since the sold business concerns part of Consumer cash-generating unit (CGU), the amount of goodwill derecognised was determined on the basis of the relative value of the part divested compared to the value of Consumer CGU after the disposal. When determining the value in use of Consumer CGU, the Group used a discounted cash flow model taking into consideration the latest forecast approved by the management. The Group has determined that the appropriate amount of goodwill disposed of is $24.7m which was part of the Consumer CGU.

The resulting gain on disposal of a business operation is shown in the table below:

($’m)	16 April 2021
Total disposal consideration	85.8
Carrying amount of net assets sold	(12.8)
Gain on disposal of a business operation	73.0

Other adjustments:
Goodwill write-off (Note 23)	(24.7)
Intangible assets write-off (Note 22)	(1.3)
Net gain on disposal of a business operation	47.0

Analysis of cash flows on disposal:

($’m)
Cash received	57.9
Net cash sold of the business (included in cash flow from investing activities)	(6.3)
Transaction costs paid	(3.2)
Earn-out received	14.0
Net cash flow on disposal	62.4

Transaction costs of $3.2m have been expensed and are included in general and administrative expenses in the Consolidated Statement of Profit and Loss and are part of investing cash flows in the Consolidated Statement of Cash Flows. These costs have been treated as exceptional.

17. CASH AND CASH EQUIVALENTS

For purposes of the Consolidated Statement of Cash Flows, cash and cash equivalents comprise the following:

($ 'm)	31 December 2021	31 December 2020
Cash on hand and cash equivalents	0.2	0.3
Cash in bank	428.8	175.1
Total	429.0	175.4

18. TRADE AND OTHER RECEIVABLES

($ 'm)	31 December 2021	31 December 2020
Trade receivables	6.5	13.6
Unbilled revenues	46.3	48.1
Other receivables	1.4	3.5
Trade receivables, gross	54.2	65.2
Less: Expected loss allowance on trade receivables, unbilled revenues and other receivables	(0.8)	(2.2)
Trade receivables, net	53.4	63.0

Trade receivables are non-interest bearing and are generally payable on 30-day terms. The fair value of receivables approximates their carrying value due to their short term maturities. The expected loss allowance relates to trade receivables (with only insignificant amounts relating to other classes of receivable).

Unbilled revenues represent sold products (for which the revenue has been deferred over the term of the product licence) but for which an invoice has not yet been issued.

Other receivables represent mainly advances to, and receivables from, employees.

($ 'm)	Amount
Allowances at 31 December 2019	6.8
Additions	3.7
Write-offs	(5.3)
Reversals	(3.0)
Allowances at 31 December 2020	2.2
Additions	-
Write-offs	(0.8)
Reversals	(0.6)
Allowances at 31 December 2021	0.8

Movements in the allowances described above relate mainly to trade receivables.

As of 31 December 2020 and 2021, the nominal value of receivables overdue for more than 360 days are $1.2m (carrying value: nil) and $0.1m (carrying value: nil), respectively.

The ageing analysis of trade receivables, unbilled receivables and other receivables was as follows (carrying amounts after valuation allowance):

		Past due	Past due more	Past due more	Past due more
($ 'm)	Not past due	1 - 90 days	than 90 days	than 180 days	than 360 days	Total
31 December 2020	62.0	0.8	0.1	0.1	-	63.0
31 December 2021	53.0	0.4	-	-	-	53.4

19. CAPITALISED CONTRACT COSTS

($ 'm)	31 December 2021	31 December 2020
At 1 January	37.8	37.7
Additions	65.6	67.7
Sales commissions and fees	61.7	61.6
Licence fees	3.9	6.1
Amortisation	(66.8)	(67.6)
Sales commissions and fees	(62.2)	(62.1)
Licence fees	(4.6)	(5.5)
At 31 December	36.6	37.8

Total current	34.2	35.0
Total non-current	2.4	2.8

Capitalised contract costs include commissions and fees and third party licence costs related to the subscription software licences that are amortised on a straight-line basis over the licence period, consistent with the pattern of recognition of the associated revenue. Capitalised contract costs are reviewed for impairment annually. All costs are expected to be recovered.

20. PROPERTY, PLANT AND EQUIPMENT

	Equipment,
	furniture		Leasehold
($ 'm)	and fixtures	Vehicles	improvements	In progress	Total
Cost at 31 December 2019	61.6	0.1	9.5	7.7	78.9
Additions	9.0	-	0.7	2.7	12.4
Transfers	6.4	-	0.5	(6.9)	-
Disposals	(2.0)	-	-	(0.1)	(2.1)
Cost at 31 December 2020	75.0	0.1	10.7	3.4	89.2
Additions	6.6	-	1.4	1.1	9.1
Transfers	3.1	-	-	(3.1)	-
Disposals	(21.6)	-	(0.5)	(0.1)	(22.2)
Disposal of a business operation (Note 16)	(1.9)	-	-	-	(1.9)
Net foreign currency exchange difference	0.2	-	-	-	0.2
Cost at 31 December 2021	61.4	0.1	11.6	1.3	74.4

	Equipment,
	furniture		Leasehold
($ 'm)	and fixtures	Vehicles	improvements	In progress	Total
Acc. depreciation and impairment losses at 31 December 2019	(33.5)	(0.1)	(2.4)	-	(36.0)
Depreciation	(10.0)	-	(1.8)	-	(11.8)
Impairment	(2.2)	-	-	-	(2.2)
Disposals	2.0	-	-	-	2.0
Acc. depreciation and impairment losses at 31 December 2020	(43.7)	(0.1)	(4.2)	-	(48.0)
Depreciation	(10.3)	-	(2.0)	-	(12.3)
Impairment	(4.3)	-	-	(0.5)	(4.8)
Disposals	21.6	-	0.5	-	22.1
Disposal of a business operation (Note 16)	1.0	-	-	-	1.0
Acc. depreciation and impairment losses at 31 December 2021	(35.7)	(0.1)	(5.7)	(0.5)	(42.0)

NBV at 31 December 2020	31.3	-	6.5	3.4	41.2
NBV at 31 December 2021	25.7	-	5.9	0.8	32.4

For the year ended 31 December 2021, the Group recorded an impairment loss of $4.8m (2020: $2.2m) for idle fixed assets due to discontinuation of Jumpshot’s business. These have been fully impaired as there is no future use expected. The impairment loss is included in general and administrative expenses in Consumer segment in the Consolidated Statement of Profit and Loss.

There has been no individually significant addition to the property, plant and equipment during the year.

21. LEASES

Right-of-use assets

Set out below, are the carrying amounts of the Group’s right-of-use assets and the movements during the period. The Group has lease contracts related primarily to office buildings.

($ 'm)	31 December 2021	31 December 2020
At 1 January	56.4	62.6
Additions	0.2	3.2
Remeasurements	(0.8)	0.6
Impairment	(0.8)	(0.5)
Disposals	(0.3)	(1.6)
Depreciation of right-of-use assets	(6.7)	(7.9)
At 31 December	48.0	56.4

Lease liabilities

Lease liabilities are presented in the statement of financial position as follows:

($ 'm)	31 December 2021	31 December 2020
At 1 January	64.5	64.8
Additions	0.2	3.2
Remeasurements	(1.0)	0.6
Terminations	(0.3)	(1.9)
Lease interest expense	1.8	2.1
Payments of lease liabilities	(8.6)	(9.3)
Foreign currency exchange difference	(4.1)	5.0
At 31 December	52.5	64.5

($ 'm)	31 December 2021	31 December 2020
Current	7.0	7.0
Non-current	45.5	57.5
Total	52.5	64.5

Below are the terms of significant lease contracts as of 31 December 2021:

	Carrying amount
Significant lease contracts	($ 'm)	End date	Option to extend	Option to be used
Enterprise Building in Prague, Czech Republic*	20.5	August 2024	24 months two times	Yes – in full
Vlněna Office in Brno, Czech Republic	20.7	January 2026	60 months two times	Yes – in full

*Lease payments are subject to indexation based on changes of consumer price index. A 1% increase in the index would not substantially increase total lease payments.

The following table shows the breakdown of the lease expense between amount charged to operating profit and amount charged to finance costs:

	Year-ended	Year-ended
($ 'm)	31 December 2021	31 December 2020
Depreciation of right-of-use assets	6.7	7.9
Short-term lease expense	0.8	0.5
Impairment	0.8	0.5
Leases of low-value lease expense	0.2	-
Charge to operating profit	8.5	8.9
Lease interest expense	1.8	2.1
Charge to profit before taxation for leases	10.3	11.0

For maturity of the leases, refer to Note 29.

22. INTANGIBLE ASSETS

($ 'm)	Developed technology	Trade marks	Software	Customer relationship and user base	Other	In progress	Total
Cost at 31 December 2019	250.5	164.1	40.0	246.6	34.6	2.8	738.6
Additions	-	-	-	-	2.0	0.7	2.7
Transfers	-	-	-	-	0.2	(0.2)	-
Disposals	-	-	-	-	-	(0.4)	(0.4)
Cost at 31 December 2020	250.5	164.1	40.0	246.6	36.8	2.9	740.9
Business combination (Note 15)	13.1	0.3	-	3.4	-	-	16.8
Additions	-	-	-	-	3.0	1.3	4.3
Transfers	-	-	-	-	0.9	(0.9)	-
Disposals	-	-	-	-	(0.2)	(0.1)	(0.3)
Disposal of a business operation (Note 16)	-	(5.3)	-	-	(0.3)	-	(5.6)
Cost at 31 December 2021	263.6	159.1	40.0	250.0	40.2	3.2	756.1

($ 'm)	Developed technology	Trade marks	Software	Customer relationship and user base	Other	In progress	Total
Acc. amortisation at 31 December 2019	(245.4)	(48.9)	(27.3)	(208.4)	(15.3)	-	(545.3)
Amortisation	(5.1)	(15.7)	(4.9)	(37.8)	(4.4)	-	(67.9)
Acc. amortisation at 31 December 2020	(250.5)	(64.6)	(32.2)	(246.2)	(19.7)	-	(613.2)
Amortisation	-	(14.7)	(4.9)	(0.4)	(5.2)	-	(25.2)
Disposals	-	-	-	-	0.2	-	0.2
Disposal of a business operation (Note 16)	-	4.0	-	-	0.1	-	4.1
Acc. amortisation at 31 December 2021	(250.5)	(75.3)	(37.1)	(246.6)	(24.6)	-	(634.1)

NBV at 31 December 2020	-	99.5	7.8	0.4	17.1	2.9	127.7
NBV at 31 December 2021	13.1	83.8	2.9	3.4	15.6	3.2	122.0

The Group assesses that the Avast trademark, with a carrying value of $70.3m, has an indefinite useful life, as it is a well established brand. Avast is a core brand and is expected to be a core brand for the foreseeable future, as the Group constantly invests into brand development and brand awareness.

The AVG trademark, with a carrying value of $10.5m, has a remaining useful life of 0.8 years as of 31 December 2021. The Piriform trademark, with a carrying value of $2.1m, has a remaining useful life of 5.6 years as of 31 December 2021.

AVG developed technology and customer relationship have been fully depreciated as of 31 December 2021.

Piriform and FileHippo software, with a carrying value of $2.9m, has a remaining useful life of 0.5 years as of 31 December 2021.

Other category of intangible assets includes intangible assets acquired through smaller business combinations and legal patents.

The major additions are primarily through business combinations in the year ended 31 December 2021 (Note 15). There have been no individually significant additions to the intangible assets during the year ended 31 December 2020.

The Group has not capitalised development costs in the year ended 31 December 2021 (2020: nil) as the Company believes the criteria set out in IAS 38 has not been met. See Note 2.

23. GOODWILL AND IMPAIRMENT

($ 'm)	31 December 2021	31 December 2020
At 1 January	1,991.3	1,991.3
Acquisitions (Note 15)	37.0	-
Disposals (Note 16)	(24.7)	-
At 31 December	2,003.6	1,991.3

Goodwill was calculated as the difference between the acquisition date fair value of consideration transferred less the fair value of acquired net assets.

Goodwill & intangible assets impairment tests

Goodwill and intangible assets with an indefinite useful life are tested for impairment at least once a year, or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable.

The impairment test as of 31 December 2021 is performed on the basis of two groups of cash generating units that correspond to the two operating segments as below:

($’m)	31 December 2021	31 December 2020
Consumer	1,990.7	1,978.4
SMB	12.9	12.9
Total goodwill	2,003.6	1,991.3

The Group prepares projected 2022-2024 free cash flow derived from the most current financial plan of the Group approved by the Board which takes into account both historical performance, industry forecasts and expectations for future developments. Cash flow projections are based on management assumptions that include compound revenue growth of 5 to 8 percent (in line with assumptions used for prior year assessment), an increase in operating costs from the Company’s planned on-premises to cloud migration and additional investment into marketing and new initiatives. The forecasts (and the assessment of sensitivity) have therefore not taken into account any impact on the business arising from the proposed Merger. In performing the value-in-use calculations, the Group has applied pre-tax discount rates to discount the forecast future attributable pre-tax cash flows.

In addition, consideration has been given to the potential financial impacts of climate change related risks on the prospective financial information impacting the carrying value of goodwill through a qualitative review of the Group’s climate change risk assessment. This review did not identify any material financial reporting impacts.

The key assumptions used in the assessments are as follows:

($’m)	31 December 2021	31 December 2020
Terminal growth rate	2.0%	2.0%
Pre-tax discount rate	9.9%	12.2%

Terminal growth rate does not exceed the long term average growth rate for the market. Pre-tax discount rate represents the Group’s weighted average cost of capital calculated from the cost of equity and cost of debt at a ratio typical for an industry of 70% equity and 30% debt.

The Group has considered sensitivity of the impairment of test results to changes in key assumptions. The recoverable amount of tested assets exceeds their carrying value. As the Group’s management is not aware of any other indications of impairment and given the results of the impairment tests, no impairment was recorded.

No reasonable possible change in the calculation assumptions would lead to an impairment.

24. TRADE PAYABLES AND OTHER LIABILITIES

($ 'm)	31 December 2021	31 December 2020
Trade payables	8.0	5.4
Accruals	44.4	30.1
Amounts owed to employees	21.9	21.1
Social security and other taxes	2.0	2.0
Other payables and liabilities	3.5	4.6
Total trade payables and other liabilities	79.8	63.2

25. PROVISIONS AND CONTINGENT LIABILITIES

The movements in the provision accounts were as follows:

($ 'm)	Accrued vacation provision	Provision for restructuring	Onerous contract provision	Other	Total
As at 31 December 2019	1.7	1.8	0.8	8.2	12.5
Additions	0.8	7.4	-	11.6	19.8
Utilisation	(1.7)	(1.4)	(0.3)	(0.6)	(4.0)
As at 31 December 2020	0.8	7.8	0.5	19.2	28.3
Additions	0.9	4.8	2.4	14.8	22.9
Release	-	-	-	(11.8)	(11.8)
Utilisation	(0.8)	(7.7)	(0.1)	(3.0)	(11.6)
As at 31 December 2021	0.9	4.9	2.8	19.2	27.8

As at 31 December 2020
Total current	0.8	7.8	0.2	18.9	27.7
Total non-current	-	-	0.3	0.3	0.6

As at 31 December 2021
Total current	0.9	4.7	1.6	19.2	26.4
Total non-current	-	0.2	1.2	-	1.4

Onerous contract provision relates to the unavoidable costs of maintenance of data servers necessary to remain in operating condition due to an on-going regulatory investigation. The Group doesn’t draw any benefits from operating these servers, therefore an impairment has been recorded for their net book value (see Note 20).

As disclosed in the prior year, as part of the process to effect an orderly wind-down of Jumpshot, Avast has been in communication with relevant regulators and authorities in respect of certain data protection matters. These discussions have progressed during the year, and whilst not complete, Avast has received formal complaints from certain regulatory agencies. Avast continues to believe that it has acted appropriately and in compliance with all laws and has not admitted any liability. However, in an effort to close matters, discussions have commenced regarding possible settlement. Consequently, a provision of $10.2m has been made during the year. The timing of the potential outflow is not known but could be within the next year.

Whilst this represents management’s current best estimate of the outflow required to settle the cases, there remains the potential for additional outflows that are not currently provided. Depending on the nature of settlement discussions, the timing of any outflow could take significantly longer than a year. In estimating the likely timing and outflow required to settle the cases, Management have considered both other previously settled cases in the public domain, as well as the advice of its external legal team. Avast continues to cooperate fully in respect of all regulatory enquiries

The release of certain provisions related mainly to a provision for an alleged patent infringement claim, which has been dismissed with no costs resulting from it.

26. DEFERRED REVENUE

The Group sells consumer and corporate antivirus products for periods of 12, 24 or 36 months with payment received at the beginning of the licence term. Revenues are recognised ratably over the subscription period covered by the agreement. Deferred revenue materially represents the transaction price relating to sales of software licences that is allocated to future performance obligations.

The movements in the deferred revenue were as follows:

($ 'm)	31 December 2021	31 December 2020
At 1 January	496.5	474.8
Additions – billings	948.4	922.0
Deductions – revenue	(941.1)	(892.9)
Disposal of a business operation	(0.2)	-
Jumpshot’s release of deferred revenue*	-	(7.6)
Translation and other adjustments	-	0.2
At 31 December	503.6	496.5

* Jumpshot’s release of deferred revenue is included in exceptional costs

Current	468.6	458.8
Non-current	35.0	37.7
Total	503.6	496.5

Prior year current deferred revenue is recognised as revenue in the current period.

27. TERM LOAN

Term loan balance is as follows:

($ 'm)	31 December 2021	31 December 2020
Current term loan	41.0	64.6
Long-term term loan	744.9	769.4
Total term loans	785.9	834.0

($ 'm)	31 December 2021	31 December 2020
USD tranche principal	462.0	113.8
EUR tranche principal	327.0	722.7
Total principal	789.0	836.5

On 22 March 2021, the Group borrowed a new term loan with a USD and EUR tranche of USD 480m and EUR 300m respectively, decreasing the margin on both tranches by 25bps and extending the maturity to seven years. The new term loan was issued at a below par value of 99.75% resulting in an effective cost of margin of 203.57. The previous term loan was net settled. The size of the USD and EUR tranche significantly changed which resulted in the derecognition of the previous term loan. The arrangement fees of the previous term loan of $2.3m were released into interest expense. Both term loans are presented in the above table as outstanding at each reporting period for the comparability.

The term facility was drawn from a syndicate of lenders, with Credit Suisse International (“CSI”) as administrative agent. The term loan is subject to quarterly amortisation payments of 1.25% of the original principal amount, USD 6.0m and EUR 3.8m per quarter beginning on 30 June 2021. The Group may voluntarily prepay term loans in whole or in part without premium or penalty.

The following terms apply to the bank loans outstanding at 31 December 2021:

			Margin	Margin
Facility	Interest	Floor	31 December 2021	31 December 2020
USD Tranche	3-month USD LIBOR	0.00% p.a.	2.00% p.a.	2.25% p.a.
EUR Tranche	3-month EURIBOR	0.00% p.a.	2.00% p.a.	2.25% p.a.

Both facilities are repayable in full at the end of the 84-month term on 22 March 2028. The margin payable on both facilities is dependent upon the ratio of the Group’s net debt to Consolidated EBITDA as defined in the facility agreement. See Note 4 for details of the transition of IBOR rates to risk free rates.

The Credit Agreement requires the following mandatory repayments (so called Excess Cash Flow payment) in addition to the quarterly amortisation payments: Commencing with the fiscal year of the Company ending December 31, 2022, 50% of Excess Cash Flow (as defined and subject to certain reductions and to the extent where Excess cash flow payment exceed $75m and 15% of Four Quarter Consolidated EBITDA), with a reduction to 25% and elimination based upon achievement of First Lien Net Leverage Ratios not exceeding 3.5x and 3.0x, respectively. The First Lien Net Leverage Ratio (“the leverage ratio”) is defined as the nominal value of debt less cash on hand as of the relevant date divided by adjusted operating profit for the preceding four calendar quarters. The operating profit is adjusted for amortisation and depreciation, non-cash expenses such as share-based payments, the effects of business combination accounting and other non-cash items.

The following pledge agreements existed as of the date of issuance of these consolidated financial statements:

●	Avast Software B.V. pledged its 100% share in Avast Software s.r.o.

●	Avast Software B.V. pledged its receivables

●	Avast Software B.V. pledged its equity interests in Avast Software Inc. and Sybil Software LLC

●	Avast Software, Inc. pledged its equity interests in AVG Technologies USA, LLC

●	Avast Holding B.V. pledged its 100% share in Avast Software B.V.

●	Avast Holding B.V. pledged its interest in any intercompany loans owed to by loan parties

Since Avast Software s.r.o. forms a substantial portion of the Group, the estimated value of the pledged assets exceeds the total value of the term loan.

Term loan balance reconciliation

The table below reconciles the movements of the Term loan balance with the statement of cash flow:

($ 'm)	31 December 2021	31 December 2020
Term loan balance at beginning of period	834.0	1,027.7
Net loan refinancing*	6.6	-
Drawing fees	(2.7)	-
Interest expense	25.0	33.4
Interest paid	(14.3)	(27.5)
Loan repayment	(31.3)	(261.9)
Unrealised foreign exchange loss/(gain)**	(32.2)	62.1
Other	0.8	0.2
Term loan balance at end of period	785.9	834.0

*Net loan refinancing consists of repayment of old loan of $(827.6)m, new loan drawn of $843.6m and portion of transaction costs related to borrowings deducted by bank of $(5.0)m and portion of cash interest deducted by bank of $(4.0)m.

**Unrealised foreign exchange loss/(gain) amount includes gain of $23.3m relating to the new term loan for the year ended 31 December 2021.

The presentation of above items has changed since the issuance of interim financial statements where separate lines were presented for the new loan drawn of $843.6m, loan repayments of $838.2m (being the sum of the old loan repayment of $827.6m and quarterly amortisation payments of $10.6m) and the bank fees were included within drawing fees of $7.7m. In addition, cash flow presentation changed to show the proceeds of $6.6m received on refinancing, drawing fees of $2.7m and the quarterly amortisation loan repayments of $31.3m. At the interim, the Group presented the proceeds from borrowings/repayments of $5.4m (which included net loan proceeds and quarterly amortisation repayments), drawing fees of $7.7m and interest paid of $10m (which included the bank fees/interest deducted on refinancing) in the cash flow statement.

Revolving facility

On 22 March 2021, the Group also obtained a revolving credit facility of $40.0m for operational purposes which has not been drawn as of the date of these consolidated financial statements. It is valid up to 22 March 2026. The Credit Agreement includes a financial covenant that is triggered if at any time $35.0m or more is outstanding under the revolving credit agreement at the last day of any four-quarter period ending on June 30 or December 31. If the revolving credit facility exceeds this threshold, then the Group must maintain, on a consolidated basis, a leverage ratio of less than 6.5x. This covenant is tested quarterly at such time as it is in effect.

28. FINANCIAL ASSETS AND LIABILITIES

The carrying amount of financial assets and liabilities held by the Group was as follows:

($ 'm)	Type	31 December 2021	31 December 2020
Financial assets
Financial assets at fair value through profit or loss
Escrow	Level 2	5.0	-

Equity instruments at fair value through other comprehensive income
Quoted equity instruments	Level 1	7.1	-

Financial assets at amortised cost
Cash and cash equivalents		429.0	175.4
Trade and other receivables		53.4	63.0
Other financial assets		1.6	1.2

Total financial assets		496.1	239.6

Total current		488.1	238.8
Total non-current		8.0	0.8

Financial liabilities
Derivatives not designated as hedging instruments
Interest rate cap	Level 3	-	0.4

Financial liabilities at amortised cost
Trade and other payables		77.8	63.2
Lease liabilities (Note 21)		52.5	64.5
Term loan		785.9	834.0

Total financial liabilities		916.2	962.1

Total current		125.8	135.2
Total non-current		790.4	826.9

Net financial liabilities		420.1	722.5

29. FINANCIAL RISK MANAGEMENT

The Group’s classes of financial instruments correspond with the line items presented in the Consolidated Statement of Financial Position.

The management of the Group identifies the financial risks that may have an adverse impact on the business objectives and through active risk management mitigates these risks to an acceptable level.

The specific risks related to the Group’s financial assets and liabilities and sales and expenses are interest rate risk, credit risk and exposure to the fluctuations of foreign currency.

Credit risk

The outstanding balances of trade and other receivables are monitored on a regular basis. The Group has been managing receivables effectively and improved collections process by simplifying the billing system structure which is reflected in the overall decrease of total receivables (see Note 18).

The credit quality of larger customers is assessed based on the credit rating, and individual credit limits are defined in accordance with the assessment.

The Group did not issue any guarantees or credit derivatives. The Group does not consider the credit risk related to cash balances held with banks to be material.

A significant portion of sales is realised through the Group’s online resellers, mainly Digital River. The Group manages its credit exposure by receiving advance payments from Digital River.

The Group evaluates the concentration of risk with respect to accounts receivable as medium, due to the relatively low balance of trade receivables that is past due. The risk is reduced by the fact that its customers are located in several jurisdictions and operate in largely independent markets and the exposure to its largest individual distributors is also medium.

Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s operating activities (when revenue or expense is denominated in foreign currency).

At the parent company level, the functional and presentation currency is the US dollar and the Group’s revenue and costs are reported in US dollars. The Group is exposed to translation risk resulting from the international sales and costs denominated in currencies other than US dollars and the resulting foreign currency balances held on the balance sheet. The Group is exposed to material transaction and translation currency risk from fluctuations in currency rates between USD, GBP, CZK and EUR.

The following table shows payments for the Group’s products and services by end users (either directly to Group or paid to an e-commerce service provider) in individual currencies. Based on agreements with the Group, e-commerce service providers may convert billings collected on behalf of the Group in specific currencies to a remittance currency (usually USD and EUR) at the existing market rates which does not remove the underlying foreign exchange risk. The table below shows the original currency composition of payments made by end users to illustrate the foreign exchange risk to billings.

	Year-ended	Year-ended
	31 December 2021	31 December 2020
USD	43%	46%
EUR	25%	24%
GBP	9%	9%
Other	23%	21%
Total	100%	100%

As the majority of revenues represent sales of software licences, the revenues are recognised over the duration of the licence period, despite payment being received at the start of the licence period. Because the release of deferred revenues is performed using the exchange rates valid at the start of the licence term, they are not subject to foreign currency risk.

The following table shows financial assets and liabilities in individual currencies, net:

($ 'm)	31 December 2021	31 December 2020
USD*	(240.3)	34.3
EUR*	(223.9)	(766.4)
CZK	(11.1)	(18.5)
GBP	46.7	15.9
Other	8.5	11.3
Total	(420.1)	(723.4)

*The fluctuation in the currencies are mainly caused by the term loan repayments as further described in Note 27.

Financial assets and liabilities include cash and cash equivalents, trade and other receivables and trade and other payables, term loan, lease liabilities, other current liabilities, and non-current financial assets and liabilities.

The table below presents the sensitivity of the profit before tax to a hypothetical change in EUR, CZK and other currencies and the impact on financial assets and liabilities of the Group. The sensitivity analysis is prepared under the assumption that the other variables are constant. The analysis against USD is based solely on the net balance of cash and cash equivalents, trade and other receivables, trade and other payables and term loan.

($ 'm)	% change	31 December 2021	31 December 2020
EUR	+/-10%	(22.4)/22.4	(76.6)/76.6
CZK	+/-10%	(1.1)/1.1	(1.8)/1.8
GBP	+/-10%	4.7/(4.7)	1.6/(1.6)
Other	+/-10%	0.9/(0.9)	1.1/(1.1)

The sensitivity analysis above is based on the consolidated assets and liabilities, i.e. excluding intercompany receivables and payables. However, Avast Software s.r.o. has a significant intercompany loan payable to Avast Software B.V. denominated in USD. As the functional currency of Avast Software s.r.o. is the USD but the tax basis of Avast Software s.r.o. is denominated in CZK the income tax gains or losses of Avast Software s.r.o. are exposed to significant foreign exchange volatility. If the CZK depreciates against the USD, the corporate income tax expense would decrease. Avast Software B.V. is not exposed to any similar volatilities as its functional and tax currency is the USD.

Interest rate risk

Cash held by the Group is not subject to any material interest. The only liability held by the Group subject to interest rate risk is the loan described in Note 27. Other liabilities and provisions themselves are not subject to interest rate risk. The Group keeps all its available cash in current bank accounts (see Note 17).

As at 31 December 2021, the Group has a term loan with an interest rate of 3-month USD LIBOR plus a 2.00% p.a. mark-up for USD tranche and 3-month EURIBOR plus a 2.00% p.a. mark-up for EUR tranche. The 3-month USD LIBOR and 3-month EURIBOR are subject to a 0% interest rate floor. As of 31 December 2021, the 3-month USD LIBOR was 0.22% p.a. and 3-months EURIBOR was -0.57%.

Interest rate sensitivity

A change of 100 basis points in market interest rates would have increased/(decreased) equity and profit and loss before tax by the amounts shown below:

	Year-ended	Year-ended
	31 December 2021	31 December 2020
Increase in interest rates	(5.7)	(3.9)
Decrease in interest rates	1.0	-

Liquidity risk

The Group performs regular monitoring of its liquidity position to maintain sufficient financial sources to settle its liabilities and commitments. The Group is dependent on a long-term credit facility and so it must ensure that it is compliant with its terms. The Group does not intend to repay the term loan prematurely, however understands that it is NortonLifeLock’s intention to do so, should the proposed Merger conclude. As it generates positive cash flow from operating activities, the Group is able to cover the normal operating expenditures, pay outstanding short-term liabilities as they fall due without requiring additional financing and has sufficient funds to meet the capital expenditure requirement. The Group considers the impact on liquidity each time it makes an acquisition in order to ensure that it does not adversely affect its ability to meet the financial obligation as they fall due.

As at 31 December 2021 and 2020, the Group’s current ratio (current assets divided by current liabilities including the current portion of deferred revenue) was 0.85 and 0.46. The ratio is significantly impacted by the high current deferred revenue balance due to the sales model, where subscription revenue is collected in advance from end users and deferred over the licence period. The Group’s current ratio excluding deferred revenue was 3.24 and 1.76 as at 31 December 2021 and 2020, respectively.

In 2021, Avast’s credit rating was upgraded to Ba1 from Ba2 with Moody’s, while Standard & Poor’s rating remained at BB+, driven mainly by the strong financial performance. The credit ratings are subject to regular review by the credit rating agencies and may change in response to economic and commercial developments.

The following table shows the ageing structure of financial liabilities as of 31 December 2021:

	Due within	Due between 3	Due between	Due in more
($ 'm)	3 months	to 12 months	1 to 5 years	than 5 years	Total
Term loan	9.9	29.6	157.8	591.7	789.0
Interest payment	4.1	12.3	69.4	5.2	91.0
Trade payables and other liabilities	69.8	8.0	-	-	77.8
Lease liability	2.1	6.2	27.8	23.0	59.1
Total	85.9	56.1	255.0	619.9	1,016.9

The following table shows the ageing structure of financial liabilities as of 31 December 2020:

	Due within	Due between 3	Due between	Due in more
($ 'm)	3 months	to 12 months	1 to 5 years	than 5 years	Total
Term loan	16.1	48.4	772.0	-	836.5
Interest payment	5.0	14.6	30.1	-	49.7
Trade payables and other liabilities	53.6	7.5	-	-	61.1
Derivative financial instruments	0.4	-	-	-	0.4
Other non-current liabilities	-	-	0.7	-	0.7
Lease liability	2.2	6.9	33.8	32.4	75.3
Total	77.3	77.4	836.6	32.4	1,023.7

Fair values

The fair values of financial assets and liabilities are included at the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the end of the reporting period. The following methods and assumptions are used to estimate the fair values:

●	Cash and cash equivalents – approximates to the carrying amount;
●	Term loans – approximates to the carrying amount. Term loan was recently refinanced and recognised at fair value. See Note 27 for further details;
●	Receivables and payables – approximates to the carrying amount;
●	Lease liabilities – approximates to the carrying amount.

Financial assets and liabilities that are recognised at fair value subsequent to initial recognition are grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

●	Level 1 - Quoted (unadjusted) market prices in active markets for identical assets or liabilities;
●	Level 2 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; and
●	Level 3 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

The carrying amount of financial assets and liabilities held by the Group is shown in Note 28.

Capital management

For the purpose of the Group’s capital management, capital includes issued capital, share premium and all other equity reserves attributable to the equity holders of the parent. The primary objective of the Group’s capital management is to maximise the shareholder value.

The Group manages its capital structure and makes adjustments to it in the light of changes in circumstances, including economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares.

The Group monitors capital using the net liability position and gearing ratio (the net liability position divided by the sum of the net liability position and equity). The Group includes within the net liability position all current and non-current liabilities, less cash and cash equivalents.

($ 'm)	31 December 2021	31 December 2020
Current and non-current liabilities	1,461.7	1,511.7
Less: cash and short – term deposits	(429.0)	(175.4)
Net liability position	1,032.7	1,336.3
Equity	1,434.3	1,195.3
Gearing ratio	41.9%	52.8%

30. SHARE CAPITAL AND SHARE PREMIUM

	Number	Share Capital	Share Premium
Shares issued and fully paid:	of shares	($ 'm)	($ 'm)
Share capital at 31 December 2019 (Ordinary shares of £0.10 each)	1,008,020,035	136.0	55.6
Issuance of shares under share-based payment plans	20,492,707	2.6	32.0
Share capital at 31 December 2020 (Ordinary shares of £0.10 each)	1,028,512,742	138.6	87.6
Issuance of shares under share-based payment plans	8,843,143	1.2	10.2
Share capital at 31 December 2021 (Ordinary shares of £0.10 each)	1,037,355,885	139.8	97.8

During the year 3,418,209 shares in relation to vested RSUs (2020: 2,994,633) and 1,820,902 shares in relation to the vested PSUs and its dividend equivalents (2020: nil) were issued to the EBT for the nominal value of $0.7m (2020: $0.6m). At 31 December 2021, no shares were held by the trust.

31. OTHER RESERVES

The movements in the other reserves were as follows:

($ 'm)	2021	2020
Other reserves at 1 January	287.2	225.1
Redemption obligation reserve	-	55.7
Share-based payments[1]	46.0	21.8
Transfer of share-based payments to retained earnings[2]	(14.1)	(15.4)
Other reserves at 31 December	319.1	287.2

1 The fair value of share awards granted to employees is recorded over the vesting periods of individual options granted as a personnel expense with a corresponding entry to other reserves. Refer to Note 33 for further details of share-based payments.

2 Transfer represents reclassification of accumulated share-based payments reserve into retained earnings in relation to share-based payments relating to the company’s employees and recharges made by the company to its subsidiaries. The same transfer is made in the company’s individual financial statements.

32. DIVIDENDS MADE AND PROPOSED

($ 'm)	2021	2020
Interim 2021 dividend paid of $4.8 cents (2020: $4.8 cents) per share	49.6	49.3
Final 2020 dividend paid of $11.2 cents (2019: $10.3 cents) per share	115.4	105.4
Total cash dividend paid	165.0	154.7

Dividend proposed

The Board announced on 7 February 2022 that it had declared a conditional interim dividend of 11.2 cents per share. The payment of this dividend is subject to the terms of the Scheme and is therefore conditional on the Merger not having become effective before 1 March 2022. On 18 February 2022, NortonLifeLock announced an updated merger timetable, which included an expected Scheme effective date of 4 April 2022. Following this announcement, the Board confirmed on 18 February 2022 that the conditional interim dividend would be paid on 3 March 2022 to shareholders on the register as of 18 February 2022, with an ex-dividend date of 24 February 2022.

33. SHARE-BASED PAYMENTS

During the period, the Group has had several equity-settled incentive plans available for employees:

Avast plc, 2018 Long Term Incentive Plan (LTIP)

The purpose of the LTIP is to incentivise employees and Executive Directors whose contributions are essential to the continued growth and success of the business of the Company, in order to strengthen their commitment to the Company and, in turn, further the growth, development and success of the Company. The following types of awards can be granted:

Performance Stock Units (PSUs)

PSUs are granted to Executive Directors and members of the Executive Management team. Each PSU entitles a participant to receive a share in the Company upon the attainment, over a three year performance period, of challenging performance conditions determined by the Remuneration Committee. The award carries a right to a dividend equivalent. PSUs are exercisable once vested.

Restricted Stock Units (RSUs)

RSUs are granted to key employees of the Group who are not Executive Directors or members of the Executive Management team. Each RSU entitles a participant to receive a share in the Company upon vesting of the RSU. Each award of RSUs ordinarily vests either in three equal proportions over a three year period or on the third anniversary of grant or over such other period as the Committee may determine, provided the participant remains in service. The award carries no right to a dividend equivalent. RSUs are exercisable once vested.

Stock options (‘options’)

Options are granted to key employees of the Group who are not Executive Directors or members of the Executive Management team. Each option entitles a participant to the right to acquire a share of the Company upon vesting of the option. Each option ordinarily becomes exercisable either in three equal proportions over a three year period or on the third anniversary of the grant, or over such other period as the Remuneration Committee may determine. All remaining unvested stock options may vest on the date of the Merger.

Share Matching Plan (SMP)

The purpose of the SMP is to encourage and enable employees and Executive Directors to acquire a significant stake in the Company so that they can share in the future growth, development and success of the Company. Under this plan, employees are granted one matched share for every three purchased shares after a two-year period. The plan ceased to operate on 31 December 2021.

Deferred Bonus Plan (DBP)

The Company has adopted the Deferred Bonus Plan for only Executive Directors. Where a participant is required to defer a portion of their annual bonus into shares under the terms of the Company’s annual bonus arrangements, the Remuneration Committee may grant an award to acquire shares under the DBP in order to facilitate such deferral. Awards ordinarily vest on the second anniversary of the date of grant. No award under DBP was granted in 2021.

Existing Employee Share plan (formerly known as Avast Holding 2014 Share Option Plan ‘Avast Option Plan’)

The Avast Option Plan was the primary share option plan of the Group prior to the IPO. No new options have been granted under the Avast Option Plan since the IPO. Furthermore, the Company does not intend to grant any further options under the Avast Option Plan. Options generally vest over a four-year period in four equal installments. Some of the options granted to the key management personnel are performance-based. The contractual life of all options is 10 years.

Due to the proposed Merger, the above plans will be impacted. The treatment of outstanding awards granted under the LTIP, whether in the form of PSUs or RSUs, will differ depending on whether the awards are vested or unvested. The pro rata portion of Avast awards which will vest at the point of close will be determined by applying a specific formula, the remainder unvested Avast awards will be rolled over to NortonLifeLock LTIP on a mandatory basis, and will continue to vest as per the original vesting schedule. The management have made best estimates in regards to the expected timing of proposed Merger, and the number of ‘good’ leavers, whose awards will vest in the event that they are made redundant as a consequence of the Merger. See Note 3 for significant estimates.

On 18 February 2022, NortonLifelock and Avast plc announced that the planned merger between the two entities will complete on 4 April 2022. It was assumed that the merger would take place before 31 March 2022 when determining the fair value of share-based payment expense. In the event that the merger takes place after this date, certain share-based payments relating to a former director will be partly cash-settled. As the change in expected merger date was not announced until 18 February 2022, this constitutes a non-adjusting event post balance sheet. The change would result in an increase in liabilities of $1.9m, a decrease in other reserves $0.9m and a net $1.0m increase in the share-based payment expense.

Share-based payment expense

The total expense that relates to share-based payment transactions during the year is as follows:

	Year-ended	Year-ended
($ 'm)	31 December 2021	31 December 2020
LTIP*	45.6	21.9
SMP	0.2	0.5
Option plans	0.2	(0.5)
Total share-based payment expense	46.0	21.9

*For the year ended 31 December 2021 LTIP expense includes modification expense of $6.2m as already described in Note 2. There was no material incremental value arising from the modification but it led to an acceleration of share based expense.

The Group also recognised additional $1.1m (2020: $0.8m) of employer’s costs related to the share-based payments exercise included in cost of revenues and operating costs. Total costs related to share-based payments adjusted out from the operating profit amounted to $47.1m (2020: $22.7m).

Share options

The number and weighted average exercise prices of, and movements in, share options of Avast Option Plan in the year is set out below:

	Year-ended		Year-ended
	31 December 2021		31 December 2020
	Number of shares options	Weighted average exercise ($)	Number of shares options	Weighted average exercise ($)
Outstanding – 1 January	4,762,327	2.77	24,757,234	2.27
Forfeited	(161,227)	3.42	(3,302,223)	3.53
Exercised	(3,325,616)	2.70	(16,692,684)	2.10
Outstanding – 31 December	1,275,484	2.76	4,762,327	2.77
Vested and exercisable – 31 December	284,856	1.49	2,489,697	2.36

The weighted average share price for options exercised during the year was £ pence 567.78 (2020: £ pence 390.36).

Options outstanding at the end of the year had the following range of exercise prices and weighted average remaining contractual life:

	31 December 2021		31 December 2020
Exercise price:	Number of shares outstanding	Weighted average remaining life (years)	Number of shares outstanding	Weighted average remaining life (years)
$0.77 - $0.94	105,362	3.70	470,403	3.80
$1.00 - $1.86	179,494	5.37	709,601	6.34
$2.72 - $3.63	990,628	6.17	3,582,323	7.19
Outstanding – 31 December	1,275,484	5.86	4,762,327	6.73

Replacement options

	Year-ended		Year-ended
	31 December 2021		31 December 2020
	Number of shares	Weighted average exercise ($)	Number of shares	Weighted average exercise ($)
Outstanding – 1 January	9,393	0.19	583,435	0.18
Exercised	(9,393)	0.19	(574,042)	0.19
Outstanding – 31 December	-	-	9,393	0.19
Vested and exercisable – 31 December	-	-	9,393	0.19

Restricted Stock Units

The following table illustrates the number and weighted average share price on date of award, and movements in, restricted stock units granted under the LTIP:

	Year-ended		Year-ended
	31 December 2021		31 December 2020
	Number of shares	Weighted average share price (£ pence)	Number of shares	Weighted average share price (£ pence)
Outstanding – 1 January	8,469,126	443.74	8,160,349	319.76
Granted	10,188,309	546.67	5,287,758	529.86
Forfeited	(2,502,601)	467.93	(1,984,348)	355.32
Vested	(3,418,209)	396.80	(2,994,633)	303.43
Outstanding – 31 December	12,736,625	531.20	8,469,126	443.74

The fair value of RSUs granted is initially measured as at date of grant using Black-Scholes model, the outcome of which is a weighted average fair value of RSUs granted during the year of £ pence 528.52 (2020: £ pence 503.77). Future dividends have been taken into account based on expected cash flow and dividend policy. The dividend yield assumption represents the expected average annual dividend payment over the life of the award.

Performance Stock Units

The following table illustrates the number and weighted average share price on date of award, and movements in, performance stock units granted under the LTIP:

	Year-ended		Year-ended
	31 December 2021		31 December 2020
	Number of shares	Weighted average share price (£ pence)	Number of shares	Weighted average share price (£ pence)
Outstanding – 1 January	5,848,670	277.91	5,358,037	242.30
Granted	965,053	483.40	1,185,732	404.60
Forfeited	(1,177,251)	219.60	(695,099)	219.60
Vested	(1,727,631)	219.60	-	-
Outstanding – 31 December	3,908,841	371.97	5,848,670	277.91

PSU holders are entitled to the dividend equivalent which was issued in the form of shares of 93,271 for the year-ended 31 December 2021 (2020:nil).

The vesting of the awards under LTIP is subject to the attainment of performance conditions.

The fair value of PSUs granted is measured as at date of grant using Black-Scholes model, the outcome of which is a weighted average fair value of PSUs granted during the year was £ pence 483.60 (2020: £ pence 404.60).

Share Matching Plan

During 2021, the Group has issued 212,268 (2020: 231,348) shares to the employees under the Share Matching Plan. Due to the proposed Merger, the plan ceased to operate on 31 December 2021 and all participants will receive all of the matched shares that participant would have received had he/she remained in service and held their purchased Avast shares for the full holding period of two years.

The cost of the additional shares of $0.2m is to be accelerated and recognised against the other reserves through the proposed Merger date. The weighted average fair value of additional shares was £ pence 544.56 for the year ended 31 December 2021 (2020: £ pence 454.70).

34. RELATED PARTY DISCLOSURES

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.

Compensation of key management personnel (including Directors)

	Year-ended		Year-ended
	31 December 2021		31 December 2020
	Key	Other	Key	Other
	management	related	management	related
($ 'm)	personnel	parties	personnel	parties
Short term employee benefits (including salaries)	11.4	-	10.5	0.2
Termination benefits	3.3	-	0.2	-
Share-based payments	9.2	-	6.4	-
Total	23.9	-	17.1	0.2

The amounts in the table above includes, in addition to the compensation of key management personnel of the Group, the remuneration of employees of the Group that are considered related parties under IAS 24 Related party disclosures.

Other Related parties

Nadační fond Abakus (’Abakus Foundation’)

On 29 September 2020, Avast’s founders Messrs. Baudiš and Kučera established the new foundation Abakus.

On 1 January 2021, Abakus Foundation merged as a successor company with Nadační fond AVAST (’AVAST Foundation’). The legacy and the projects of AVAST Foundation in the Czech Republic will continue through the Abakus Foundation, the Avast Founders’ foundation. The Abakus Foundation will support important societal topics such as end-of-life care, support for families with disabled children, and general educational improvement in the Czech Republic. The foundation is considered to be a related party as the spouses of Messrs. Kučera and Baudiš are members of the management board of the foundation.

During the twelve months ended 31 December 2021, Avast Software s.r.o. paid donations of $1.9m to the Abakus Foundation.

During the twelve months ended 31 December 2020, Avast Software s.r.o. paid donations of $4.0m to the AVAST Foundation. Further $21m were paid to the AVAST Foundation as part of COVID-19 donations.

Stichting Avast (‘Avast Foundation’)

On 6 January 2021, Stichting Avast, known as Avast Foundation, was established in the Netherlands by Avast Holding. The new Avast Foundation will support a new range of programs that are aligned with Avast's core mission of protecting people in the digital world. The Foundation is considered a related party as some of the key management personnel of Avast are members of the Foundation’s Board.

During the twelve months ended 31 December 2021, Avast Software s.r.o paid donations of $3.2m to Avast Foundation.

Enterprise Office Center

On 15 November 2016, Enterprise Office Center (owned by Erste Group Immorent) where Avast Software s.r.o. resides was sold by a third party to a group of investors including co-founders of the Group, Eduard Kučera and Pavel Baudiš for $119.5m (ca. €110m). The annual rent is €3.2m ($3.7m). The term of lease ends in August 2024 and offers two options to extend for another 24 months under the same conditions.

35. COMMITMENTS

Below are contractual commitments in relation to cloud computing services:

($’m)
Less than 1 year	4.8
1-3 years	25.2
3-5 years	30.0
Total	60.0

36. PRINCIPAL EXCHANGE RATES

	Year-ended	Year-ended
	31 December 2021	31 December 2020
Translation of Czech crown into US dollar ($:CZK1.00)
Average	0.0462	0.0431
Closing	0.0456	0.0468
Translation of Sterling into US dollar ($:£1.00)
Average	1.3778	1.2860
Closing	1.3478	1.3648
Translation of Euro into US dollar ($:€1.00)
Average	1.1894	1.1384
Closing	1.1325	1.2271

37. FULL LIST OF SUBSIDIARIES AS OF 31 DECEMBER 2021

Country of incorporation	Registered office	Registered address	Class of shares held	Percentage of share held
Netherlands	Avast Holding B.V.	Databankweg 26, Amersfoort, 3821 AL,	Ordinary	100%
		The Netherlands
	Avast Software B.V.	Databankweg 26, Amersfoort, 3821 AL,	Ordinary	100%
		The Netherlands
	AVG Ecommerce CY BV	Databankweg 26, Amersfoort, 3821 AL,	Ordinary	100%
		The Netherlands
Czech Republic	Avast Software s.r.o.	Pikrtova 1737/1a, 140 00 Prague 4,	Ordinary	100%
		Czech Republic
	Jumpshot s.r.o.	Pikrtova 1737/1a, 140 00 Prague 4,	Ordinary	99.9%
		Czech Republic
	FileHippo s.r.o.	Pikrtova 1737/1a, 140 00 Prague 4,	Ordinary	100%
		Czech Republic
Germany	Avast Deutschland GmbH	Gladbecker Str. 1, 40472 Düsseldorf,	Ordinary	100%
		Germany
UK	AVG Technologies UK	7th Floor 110 High Holborn, London,	Ordinary	100%
	Limited	England, WC1V 6JS
	Privax Limited	7th Floor 110 High Holborn, London,	Ordinary	100%
		England, WC1V 6JS
	Piriform Software Ltd	7th Floor 110 High Holborn, London,	Ordinary	100%
		England, WC1V 6JS
	Evernym (UK) Limited	7th Floor 110 High Holborn, London,	Ordinary	100%
		England, WC1V 6JS
USA	AVAST Software, Inc.	Suite 450, 9300 Harris Corners Parkway,	Ordinary	100%
		Charlotte, NC 28269, USA
	Remotium Inc.	Suite 450, 9300 Harris Corners Parkway,	Ordinary	100%
		Charlotte, NC 28269, USA
	Sybil Software LLC	Suite 450, 9300 Harris Corners Parkway,	Ordinary	100%
		Charlotte, NC 28269, USA
	Jumpshot, Inc.	Suite 450, 9300 Harris Corners Parkway,	Ordinary	99.9%
		Charlotte, NC 28269, USA
	AVG Technologies USA,	Suite 450, 9300 Harris Corners Parkway,	Ordinary	100%
	LLC*	Charlotte, NC 28269, USA
	Piriform, Inc.	Suite 450, 9300 Harris Corners Parkway,	Ordinary	100%
		Charlotte, NC 28269, USA
	Evernym, Inc.	Suite 450, 9300 Harris Corners Parkway,	Ordinary	100%
		Charlotte, NC 28269, USA
Hong Kong	AVAST Software (Asia)	10/F, Guangdong Investment Tower, 148	Ordinary	100%
	Limited	Connaught Road Central, Hong Kong
Cyprus	Piriform Group Ltd	1 Constantinou Skokou St, Capital	Ordinary	100%
		Chambers, 5th Floor, Agios Antonios,
		1061 Nicosia, Cyprus
	Piriform Limited	1 Constantinou Skokou St, Capital	Ordinary	100%
		Chambers, 5th Floor, Agios Antonios,
		1061 Nicosia, Cyprus
Australia	AVG Technologies AU Pty	C/- Intertrust Australia Pty Ltd, Suite 2,	Ordinary	100%
	Ltd	Level 25, 100 Miller Street, North Sydney
		NSW 2060” Australia
Norway	AVG Technologies	Lysaker Torg 5, 1366 Lysaker, Bærum,	Ordinary	100%
	Norway AS	Norway
Slovak Republic	Avast Slovakia s.r.o.**	Poštová 1, 010 08 Žilina, Slovakia	Ordinary	100%
Switzerland	Avast Switzerland AG	Grosspeteranlage 29, 4052	Ordinary	100%
		Basel, Switzerland
Serbia	Privax d.o.o. Beograd	Bulevar Mihaila Pupina 6, 11070	Ordinary	100%
		Belgrade-Novi Beograd, Serbia
Japan	Avast Software Japan	1F and 2F Otemachi Building, 1 -6-1	Ordinary	100%
	Godo Kaisha	Otemachi, Chiyoda-ku, Tokyo, Japan

Romania	Avast Software Romania	Municipiul Iasi, Strada Palas Nr. 7B-7C,	Ordinary	100%
	S.R.L.	Clădirea C1, United Business Center 3,
		Etaj 8, Judet Iasi, Romania
Ireland	Avast Software Ireland	5th Floor Beaux Lane House, Mercer	Ordinary	100%
	Limited	Street, Lower Dublin 2 D02 DH60, Ireland
Italy	Avast Software Italy s.r.l.	Viale Abruzzi 94 CAP 20131, Milano, Italy	Ordinary	100%

*	As of 28 May 2021, TrackOFF, Inc. merged into AVG Technologies USA, LLC
**	As of 11 January 2021, Inloop s.r.o. changed its legal name to Avast Slovakia s.r.o.

The Company’s directly held subsidiary is Avast Holding B.V. All other subsidiaries are indirectly held.

Report of Independent Auditors

The Board of Directors and Shareholders of Avast plc

Opinion

We have audited the consolidated financial statements of Avast plc (the Company), which comprise the consolidated statements of financial position as of December 31, 2021 and 2020, and the related consolidated statements of profit and loss, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company'sinternal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management. as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company'sability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

London, England

February 24, 2022